Exhibit 99.1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Hanover Compressor Company

In our opinion, the accompanying consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Hanover Compressor Company and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 9 and 20 to the financial statements, the Company changed its method of accounting for goodwill and other intangibles in 2002 and derivatives in 2001, respectively. As discussed in Notes 22 and 23, the December 31, 2001 and 2000 consolidated financial statements have been restated for certain revenue recognition matters.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas

March 26, 2003

HANOVER COMPRESSOR COMPANY

CONSOLIDATED BALANCE SHEET

	December 31,
	2002	2001
		Restated
		(See Notes 22 and 23)
ASSETS	(in thousands, except par value and share amounts)
Current assets:
Cash and cash equivalents	$19,011	$23,191
Accounts receivable, net	211,722	272,450
Inventory, net	166,004	215,655
Costs and estimated earnings in excess of billings on uncompleted contracts	57,346	59,099
Prepaid taxes	7,664	19,990
Assets held for sale	69,408	—
Other current assets	49,933	24,719

Total current assets	581,088	615,104
Property, plant and equipment, net	1,167,675	1,151,513
Goodwill, net	180,519	242,178
Intangible and other assets	74,058	78,653
Investments in non-consolidated affiliates	150,689	178,328

Total assets	$2,154,029	$2,265,776

LIABILITIES AND COMMON STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$33,741	$5,553
Accounts payable, trade	72,637	119,077
Accrued liabilities	189,639	155,108
Advance billings	36,156	53,140
Liabilities held for sale	22,259	—
Billings on uncompleted contracts in excess of costs and estimated earnings	14,571	7,152

Total current liabilities	369,003	340,030
Long-term debt	521,203	504,260
Other liabilities	137,332	130,276
Deferred income taxes	112,472	165,492

Total liabilities	1,140,010	1,140,058

Commitments and contingencies (Note 19)
Minority interest	143	—
Mandatorily redeemable convertible preferred securities	86,250	86,250
Common stockholders’ equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 80,815,209 and 79,228,179 shares issued, respectively	81	79
Additional paid-in capital	841,657	828,939
Notes receivable—employee stockholders	—	(2,538)
Deferred employee compensation – restricted stock grants	(2,285)	—
Accumulated other comprehensive loss	(13,696)	(6,557)
Retained earnings	104,194	220,262
Treasury stock—253,115 and 75,739 common shares, at cost, respectively	(2,325)	(717)

Total common stockholders’ equity	927,626	1,039,468

Total liabilities and common stockholders’ equity	$2,154,029	$2,265,776

The accompanying notes are an integral part of these financial statements.

HANOVER COMPRESSOR COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2002	2001	2000
		Restated	Restated
		(See Notes 22 and 23)
	(in thousands, except per share amounts)
Revenues:
Domestic rentals	$328,600	$269,679	$172,517
International rentals	189,700	131,097	81,320
Parts, service and used equipment	223,845	214,872	113,526
Compressor and accessory fabrication	114,009	223,519	90,270
Production and processing equipment fabrication	149,656	184,040	79,121
Equity in income of non-consolidated affiliates	18,811	9,350	3,518
Gain on change in interest in non-consolidated affiliate	—	—	864
Other	4,189	8,403	5,688

	1,028,810	1,040,960	546,824

Expenses:
Domestic rentals	120,740	95,203	60,336
International rentals	57,579	45,795	27,656
Parts, service and used equipment	179,844	152,701	79,958
Compressor and accessory fabrication	99,446	188,122	76,754
Production and processing equipment fabrication	127,442	147,824	62,684
Selling, general and administrative	153,676	92,172	51,768
Foreign currency translation	16,753	6,658	—
Other	27,607	9,727	—
Depreciation and amortization	151,181	88,823	52,188
Goodwill impairment	52,103	—	—
Leasing expense	91,506	78,031	45,484
Interest expense	43,352	23,904	15,048

	1,121,229	928,960	471,876

Income (loss) from continuing operations before income taxes	(92,419)	112,000	74,948
Provision for (benefit from) income taxes	(17,576)	42,388	27,818

Income (loss) from continuing operations	(74,843)	69,612	47,130
Income (loss) from discontinued operations, net of tax	(875)	2,965	2,509
Loss from write down of discontinued operations, net of tax	(40,350)	—	—

Income (loss) before cumulative effect of accounting change	(116,068)	72,577	49,639
Cumulative effect of accounting change for derivative instruments, net of tax	—	(164)	—

Net income (loss)	$(116,068)	$72,413	$49,639

Diluted net income (loss) per share:
Net income (loss)	$(116,068)	$72,413	$49,639
(Income) loss from discontinued operations, net of tax	41,225	(2,965)	(2,509)
Distributions on mandatorily redeemable convertible preferred securities, net of tax	—	4,142	—

Net income (loss) for purposes of computing diluted net income (loss) per share from continuing operations	$(74,843)	$73,590	$47,130

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.94)	$0.96	$0.76
Income (loss) from discontinued operations	(0.52)	0.04	0.04

Net income (loss)	$(1.46)	$1.00	$0.80

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.94)	$0.91	$0.71
Income (loss) from discontinued operations	(0.52)	0.03	0.04

Net income (loss)	$(1.46)	$0.94	$0.75

Weighted average common and equivalent shares outstanding:
Basic	79,500	72,355	61,831

Diluted	79,500	81,175	66,366

The accompanying notes are an integral part of these financial statements.

HANOVER COMPRESSOR COMPANY

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2002	2001	2000
		Restated	Restated
		(See Notes 22 and 23)
	(in thousands)
Net income (loss)	$(116,068)	$72,413	$49,639
Other comprehensive income (loss):
Change in fair value of derivative financial instruments, net of tax	(8,866)	(6,073)	—
Foreign currency translation adjustment	1,727	(27)	(146)

Comprehensive income (loss)	$(123,207)	$66,313	$49,493

The accompanying notes are an integral part of these financial statements.

HANOVER COMPRESSOR COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2002	2001	2000
		Restated	Restated
		(See Notes 22 and 23)
		(in thousands)
Cash flows from operating activities:
Net income (loss)	$(116,068)	$72,413	$49,639
Adjustments:
Depreciation and amortization	151,181	88,823	52,188
Amortization of debt issuance costs and debt discount	121	831	1,050
(Income) loss from discontinued operations, net of tax	41,225	(2,965)	(2,509)
Bad debt expense	7,091	4,860	3,198
Gain on sale of property, plant and equipment	(7,769)	(3,492)	(10,421)
Equity in income of non-consolidated affiliates, net of dividends received	(2,223)	(9,350)	(3,518)
Loss (gain) on investments and charges for non-consolidated affiliates	15,950	4,629	(864)
(Gain) loss on derivative instruments	(3,245)	7,849	—
Provision for inventory impairment and reserves	13,853	2,336	—
Write down of notes receivable	8,454	—	—
Goodwill impairment	52,103	—	—
Restricted stock compensation expense	423	—	—
Pay-in-kind interest on Schlumberger note	17,163	4,285	—
Deferred income taxes	(19,041)	30,218	27,882
Changes in assets and liabilities, excluding business combinations:
Accounts receivable and notes	89,457	(20,671)	(82,767)
Inventory	4,699	(41,186)	(36,376)
Costs and estimated earnings versus billings on uncompleted contracts	33,129	(32,640)	(7,964)
Accounts payable and other liabilities	(67,132)	14,745	42,657
Advance billings	(8,394)	20,647	(4,156)
Other	(16,101)	4,565	13,420

Net cash provided by continuing operations	194,876	145,897	41,459
Net cash provided by (used in) discontinued operations	841	6,877	(11,713)

Net cash provided by operating activities	195,717	152,774	29,746

Cash flows from investing activities:
Capital expenditures	(250,170)	(639,883)	(274,858)
Payments for deferred lease transaction costs	(1,568)	(18,177)	(4,547)
Proceeds from sale of property, plant and equipment	69,685	590,763	410,915
Proceeds from sale of investment in non-consolidated affiliates	—	3,143	—
Cash used for business acquisitions, net	(10,440)	(386,056)	(162,355)
Cash returned from non-consolidated affiliates	17,429	—	—
Cash used to acquire investments in and advances to unconsolidated affiliates	—	(11,865)	(4,071)

Net cash used in continuing operations	(175,064)	(462,075)	(34,916)
Net cash used in discontinued operations	(18,639)	(20,202)	(32,565)

Net cash used in investing activities	(193,703)	(482,277)	(67,481)

Cash flows from financing activities:
Net borrowings (repayments) on revolving credit facility	(500)	54,500	40,400
Payments for debt issue costs	(644)	(3,390)	—
Issuance of common stock, net	—	83,850	59,400
Purchase of treasury stock	(1,608)	—	—
Proceeds from warrant conversions and stock options exercised	6,661	2,280	3,608
Proceeds from employee stock purchase	277	—	—
Issuance of convertible senior notes, net	—	185,537	—
Repayment of other debt	(7,654)	(15,571)	(27,641)
Proceeds from employee stockholder notes	120	62	1,876

Net cash provided by (used in) continuing operations	(3,348)	307,268	77,643
Net cash used in discontinued operations	(884)	(9)	(54)

Net cash provided by (used in) financing activities	(4,232)	307,259	77,589

Effect of exchange rate changes on cash and equivalents	(1,962)	(49)	(126)

Net increase (decrease) in cash and cash equivalents	(4,180)	(22,293)	39,728
Cash and cash equivalents at beginning of year	23,191	45,484	5,756

Cash and cash equivalents at end of year	$19,011	$23,191	$45,484

HANOVER COMPRESSOR COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2002	2001	2000
		Restated	Restated
		(See Notes 22 and 23)
	(in thousands)
Supplemental disclosure of cash flow information:
Interest paid, net of capitalized amounts	$16,817	$5,707	$7,051

Income taxes paid (refunded), net	$(4,212)	$1,723	$1,639

Supplemental disclosure of noncash transactions:
Debt (paid) issued for property, plant and equipment	$(4,352)	—	$12,922

Assets (received) sold in exchange for note receivable	$258	$(1,601)	$2,783

Common stock issued in exchange for notes receivable	$274	$1,069	—

Conversion of deferred stock option liability	$253	$1,529	—

Acquisitions of businesses:
Property, plant and equipment acquired	$11,716	$606,271	$202,358

Other assets acquired, net of cash acquired	$102,204	$87,865	$77,097

Investments in non-consolidated affiliates	—	$140,081	—

Goodwill	$5,162	$115,131	$91,560

Liabilities assumed	$(72,209)	$(118,388)	$(63,057)

Debt issued or assumed	$(36,433)	$(155,462)	—

Deferred taxes	—	$(35,212)	$(9,029)

Treasury and common stock issued	—	$(254,230)	$(136,574)

The accompanying notes are an integral part of these financial statements.

HANOVER COMPRESSOR COMPANY

CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS’ EQUITY

Years Ended December 31, 2002, 2001 and 2000

	Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Treasury stock	Notes receivable- employee stockholders	Deferred compensation- restricted stock grants	Retained earnings
	Shares	Amount
	(in thousands, except share data)
Balance at December 31, 1999 (Restated See Notes 22 and 23)	57,505,874	$58	$272,944	$(311)	$(1,586)	$(3,387)	$—	$98,210
Conversion of warrants	684,770	—	—	—	—	—	—	—
Exercise of stock options	994,572	1	3,607	—	—	—	—	—
Cumulative translation adjustment	—	—	—	(146)	—	—	—	—
Issuance of common stock, net	2,000,000	2	59,398	—	—	—	—	—
Issuance of common stock for acquisitions	5,269,487	5	136,569	—	—	—	—	—
Issuance of 91,727 treasury shares at $35.98 per share	—	—	2,431	—	869	—	—	—
Repayment of employee stockholder notes	—	—	—	—	—	1,876	—	—
Income tax benefit from stock options exercised	—	—	8,813	—	—	—	—	—
Other	—	—	(25)	—	—	(20)	—	—
Net income	—	—	—	—	—	—	—	49,639

Balance at December 31, 2000 (Restated See Notes 22 and 23)	66,454,703	$66	$483,737	$(457)	$(717)	$(1,531)	$—	$147,849
Exercise of stock options	250,161	1	3,808	—	—	—	—	—
Cumulative translation adjustment	—	—	—	(27)	—	—	—	—
Change in fair value of derivative financial instrument, net of tax	—	—	—	(6,073)	—	—	—	—
Issuance of common stock, net	2,500,000	2	83,848	—	—	—	—	—
Issuance of common stock for acquisitions	9,980,540	10	254,220	—	—	—	—	—
Issuance of common stock to employees	42,775	—	1,069	—	—	(1,069)	—	—
Repayment of employee stockholder notes	—	—	—	—	—	62	—	—
Income tax benefit from stock options exercised	—	—	1,618	—	—	—	—	—
Other	—	—	639	—	—	—	—	—
Net income	—	—	—	—	—	—	—	72,413

Balance at December 31, 2001 (Restated see Note 23)	79,228,179	$79	$828,939	$(6,557)	$(717)	$(2,538)	$—	$220,262
Exercise of stock options	1,422,850	2	6,912	—	—	—	—	—
Cumulative translation adjustment	—	—	—	1,727	—	—	—	—
Change in fair value of derivative financial instrument, net of tax	—	—	—	(8,866)	—	—	—	—
Issuance of restricted stock grants	142,630	—	2,708	—	—	—	(2,285)	—
Issuance of common stock to employees	21,550	—	551	—	—	(274)	—	—
Purchase of 147,322 treasury shares at $8.96 per share	—	—	—	—	(1,320)	—	—	—
Purchase of 30,054 treasury shares at $9.60 per share	—	—	—	—	(288)	—	—	—
Repayment of employee stockholder notes	—	—	—	—	—	120	—	—
Income tax benefit from stock options exercised	—	—	2,547	—	—	—	—	—
Reserve for collectibility	—	—	—	—	—	2,692	—	—
Net loss	—	—	—	—	—	—	—	(116,068)

Balance at December 31, 2002	80,815,209	$81	$841,657	$(13,696)	$(2,325)	$—	$(2,285)	$104,194

The accompanying notes are an integral part of these financial statements.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

1.    The Company, Business and Significant Accounting Policies

Hanover Compressor Company, through its indirect wholly owned subsidiary Hanover Compression Limited Partnership and its subsidiaries, (“Hanover”, “the Company”, or “We”) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for contract natural gas handling applications. We sell this equipment, and provide it on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies. In conjunction with our maintenance business, we have developed a parts and service business that together can provide solutions to customers that own their own compression equipment, but want to outsource their operations. We also have compressor and oil and gas production equipment fabrication and provide gas processing and treating, gas measurement and oilfield power generation services, primarily to our domestic and international customers as a complement to our compression services. Founded in 1990, and a public company since 1997, our customers include both major and premier independent oil and gas producers and distributors, as well as national oil and gas companies.

Principles of Consolidation

The accompanying consolidated financial statements include Hanover and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in affiliated entities in which the Company owns more than a 20% interest and does not have a controlling interest are accounted for using the equity method. Investments in entities in which the company owns less than 20% are held at cost. Prior year amounts have been reclassified to present certain of our businesses as discontinued operations. (See Note 3.)

Use of Estimates in the Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date. Management believes that the estimates are reasonable.

The Company’s operations are influenced by many factors, including the global economy, international laws and currency exchange rates. Contractions in the more significant economies of the world could have a substantial negative impact on the rate of the Company’s growth and its profitability. Acts of war or terrorism could influence these areas of risk and the Company’s operations. Doing business in foreign locations subjects the Company to various risks and considerations typical to foreign enterprises including, but not limited to, economic and political conditions in the United States and abroad, currency exchange rates, tax laws and other laws and trade restrictions.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

Revenue Recognition

Revenue from equipment rentals is recorded when earned over the period of rental and maintenance contracts which generally range from one month to five years. Parts, service and used equipment revenue is recorded as products are delivered and title is transferred or services are performed for the customer.

Compressor, production and processing equipment fabrication revenue is recognized using the percentage-of-completion method. The Company estimates percentage-of-completion for compressor and processing equipment fabrication on a direct labor hour-to-total- labor-hour basis. Production equipment fabrication percentage-of-completion is estimated using the cost-to-total cost basis. The average duration of these projects is typically between four to six months.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, accounts receivable, advances to non-consolidated affiliates and notes receivable. The Company believes that the credit risk in temporary cash investments that the Company has with financial institutions is minimal. Trade accounts and notes receivable are due from companies of varying size engaged principally in oil and gas activities throughout the world. The Company reviews the financial condition of customers prior to extending credit and generally does not obtain collateral for trade receivables. Payment terms are on a short-term basis and in accordance with industry standards. The Company considers this credit risk to be limited due to these companies’ financial resources, the nature of products and the services it provides them and the terms of its rental contracts. Trade accounts receivable is recorded net of estimated doubtful accounts of approximately $5,162,000 and $6,300,000 at December 31, 2002 and 2001, respectively.

Inventory

Inventory consists of parts used for fabrication or maintenance of natural gas compression equipment and facilities, processing and production equipment, and also includes compression units and production equipment that are held for sale. Inventory is stated at the lower of cost or market using the average-cost method.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives as follows:

Compression equipment and facilities	4 to 30 years
Buildings	30 years
Transportation, shop equipment and other	3 to 12 years

Major improvements that extend the useful life of an asset are capitalized. Repairs and maintenance are expensed as incurred. When property, plant and equipment is sold, retired or otherwise disposed of, the cost, net of accumulated depreciation is recorded in parts, service and used equipment expenses. Sales proceeds are recorded in parts, service and used equipment revenues.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

Interest is capitalized in connection with the compression equipment and facilities that are constructed for the Company’s use in its rental operations until such equipment is complete. The capitalized interest is recorded as part of the assets to which it relates and is amortized over the asset’s estimated useful life.

After a review of the estimated economic lives of our compression fleet, on July 1, 2001 we changed our estimate of the useful life of certain compression equipment to range from 15 to 30 years instead of a uniform 15-year depreciable life. Our new estimated lives are based upon our experience, maintenance program and the different types of compressors presently in our rental fleet. The Company believes its new estimate reflects the economic useful lives of the compressors more accurately than a uniform useful life applied to all compressors regardless of their age or performance characteristics. The effect of this change in estimate on 2002 and 2001 was a decrease in depreciation expense of approximately $14,387,000 and $5,000,000 and an increase in net income of approximately $8,632,000 ($0.11 per share) and $3,100,000 ($0.04 per share), respectively.

Computer software

Certain costs related to the development or purchase of internal-use software are capitalized and amortized over the estimated useful life of the software. Costs related to the preliminary project stage, data conversion and the post-implementation/operation stage of an internal-use computer software development project are expensed as incurred.

Long-Lived Assets

The Company reviews for the impairment of long-lived assets, including property, plant and equipment, intangibles and investments in non-consolidated affiliates whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The impairment loss recognized represents the excess of the assets carrying value as compared to its estimated fair market value.

Goodwill and Intangibles

The excess of cost over net assets of acquired businesses is recorded as goodwill. In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 142, Goodwill and Other Intangible Assets (“SFAS 142”). Under SFAS 142, amortization of goodwill over an estimated useful life is discontinued. Instead, goodwill will be reviewed for impairment annually or whenever events indicate impairment may have occurred. Prior to adoption of SFAS 142 on January 1, 2002, the Company amortized goodwill on a straight-line basis over 15 or 20 years commencing on the dates of the respective acquisitions except for goodwill related to business acquisitions after June 30, 2001. Accumulated amortization was $14,312,000 and $18,365,000 at December 31, 2002 and 2001, respectively. Amortization of goodwill totaled $ -0-, $10,101,000 and $4,442,000 in 2002, 2001 and 2000, respectively. (See Note 9.) Identifiable intangibles are amortized over the assets’ estimated useful lives.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

Sale and Leaseback Transactions

The Company from time to time enters into sale and leaseback transactions of compression equipment with special purpose entities. Sale and leaseback transactions of compression equipment are evaluated for lease classification in accordance with SFAS No. 13 “Accounting for Leases.” The special purpose entities are not consolidated by the Company when the owners of the special purposes entities have made a substantial residual equity investment of at least three percent that is at risk during the entire term of the lease.

Income Taxes

The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments that would change the tax law or rates. A valuation allowance is recognized for deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized.

Foreign Currency Translation

The financial statements of subsidiaries outside the U.S., except those located in Latin America and highly inflationary economies, are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resulting gains and losses from the translation of accounts are included in accumulated other comprehensive income. For subsidiaries located in Latin America and highly inflationary economies, translation gains and losses are included in net income (loss).

Earnings Per Common Share

Basic earnings (loss) per common share is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings (loss) per common share is computed using the weighted average number of shares outstanding adjusted for the incremental common stock equivalents attributed to outstanding options, warrants to purchase common stock, convertible senior notes and mandatorily redeemable convertible preferred securities, unless their effect would be anti-dilutive.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The table below indicates the potential common shares issuable which were included in computing the dilutive potential common shares used in dilutive earnings (loss) per common share:

	Years Ended December 31,
	2002	2001	2000
	(in thousands)
Weighted average common shares outstanding—used in basic earnings (loss) per common share	79,500	72,355	61,831
Net dilutive potential common shares issuable:
On exercise of options	**	3,991	4,258
On exercise of warrants	**	4	277
On conversion of mandatorily redeemable preferred securities	**	4,825	**
On conversion of convertible senior notes	**	**	**

Weighted average common shares and dilutive potential common shares— used in dilutive earnings (loss) per common share	79,500	81,175	66,366

**	Excluded from diluted earnings per common share as the effect would have been antidilutive.

The table below indicates the potential common shares issuable which were excluded from diluted potential common shares as their effect would be anti-dilutive.

	Years Ended December 31,
	2002	2001	2000
	(in thousands)
Net dilutive potential common shares issuable:
On exercise of options and restricted stock	2,442	—	—
On exercise of warrants	4	—	—
On conversion of mandatorily redeemable convertible preferred securities	4,825	—	4,825
On conversion of convertible senior notes	4,370	3,399	—

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

Stock-Based Compensation

In accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) the Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed in APB Opinion No. 25 (“APB” 25), “Accounting for Stock Issued to Employees.” The following proforma net income and earnings (loss) per share data illustrates the effect on net income (loss) and net income per share if the fair value method had been applied to all outstanding and unvested stock options in each period.

	Years ended December 31,
	2002	2001	2000
	(in thousands)
Net income (loss) as reported	$(116,068)	$72,413	$49,639
Add back: Restricted stock grant expense, net of tax	275	—	—
Deduct: Stock-based employee compensation expense determined under the fair value method, net of tax	(2,753)	(3,804)	(4,598)

Proforma net income (loss)	$(118,546)	$68,609	$45,041

Earnings (loss) per share:
Basic as reported	$(1.46)	$1.00	$0.80
Basic proforma	$(1.49)	$0.95	$0.73
Diluted as reported	$(1.46)	$0.94	$0.75
Diluted proforma	$(1.49)	$0.90	$0.68

Comprehensive Income

Components of comprehensive income (loss) are net income and all changes in equity during a period except those resulting from transactions with owners. Accumulated other comprehensive income consists of the foreign currency translation adjustment and changes in the fair value of derivative financial instruments, net of tax. At December 31, 2002, the Company’s accumulated other comprehensive loss included $1,243,000 foreign currency translation gain and $14,939,000 loss on fair value of derivative instruments, net of tax. At December 31, 2001, the Company’s accumulated other comprehensive loss included $484,000 foreign currency translation loss and $6,073,000 loss on fair value of derivative instruments, net of tax.

Financial Instruments

The Company utilizes derivative financial instruments to minimize the risks and/or costs associated with financial and global operating activities by managing its exposure to interest rate fluctuation on a portion of its leasing obligations. The Company does not utilize derivative financial instruments for trading or other speculative purposes. The cash flow from hedges is classified in the Consolidated Statements of Cash Flows under the same category as the cash flows from the underlying assets, liabilities or anticipated transactions.

In June 1998, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 133, as amended by SFAS 137 and SFAS 138, requires that, upon adoption, all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

that meet these hedging criteria will ultimately offset related earnings effects of the hedged item pending recognition in earnings. The Company adopted SFAS 133 beginning January 1, 2001. (See Note 20.)

Reclassifications

Certain amounts in the prior years’ financial statements have been reclassified to conform to the 2002 financial statement classification. These reclassifications have no impact on net income.

2.    Business Combinations

Acquisitions were accounted for under the purchase method of accounting. Results of operations of companies acquired are included from the date of acquisition. The Company allocates the cost of the acquired business to the assets acquired and the liabilities assumed based upon fair value estimates thereof. These estimates are revised during the allocation period as necessary when information regarding contingencies becomes available to redefine and requantify assets acquired and liabilities assumed. The allocation period varies for each acquisition but does not exceed one year. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised purchase price allocation. After the allocation period, the effect of changes in such contingencies is included in results of operations in the periods the adjustments are determined.

Year Ended December 31, 2002

In July 2002, we increased our ownership of Belleli Energy S.r.l. (“Belleli”) to 40.3% from 20.3% by converting a $4,000,000 loan, together with the accrued interest thereon, to Belleli into additional equity ownership. In November 2002, we increased our ownership to 51% by exchanging a $9,410,000 loan, together with the accrued interest thereon, to the other principal owner for additional equity ownership and began consolidating the results of Belleli’s operations.

The following table summarizes the estimated values of the assets acquired and liabilities assumed as of the acquisition date for the Belleli acquisition (in thousands):

Belleli November 2002
Current assets	$86,799
Property, plant and equipment	11,836
Intangible assets	22,930
Goodwill	3,641

Total assets acquired	125,206

Short-term debt	(36,433)
Current liabilities	(58,367)
Other liabilities	(11,428)

Total liabilities assumed	(106,228)

Net assets acquired	$18,978

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The Company is in the process of completing its valuation of Belleli’s intangible assets. In connection with its increase in ownership in November 2002, the Company agreed to give the other principal owner the right to buy the Company’s interest in Belleli. This right to buy the Company’s interest expires on June 30, 2003. On July 1, 2003, the Company will have the right to purchase the other principal owner’s interest. During 2002, the Company also purchased certain operating assets of Belleli for approximately $22,400,000 from a bankruptcy estate and leased these assets to Belleli for approximately $1,200,000 per year, for seven years, for use in its operations.

In July 2002, we acquired a 92.5% interest in Wellhead Power Gates, LLC (“Gates”) for approximately $14,400,000 and had loaned approximately $6,000,000 to Gates prior to our acquisition. Gates is a developer and owner of a forty-six megawatt cycle peaking power facility in Fresno County, California. This investment is accounted for as a consolidated subsidiary. This investment has been classified as an asset held for sale and its operating results are reported in income (loss) from discontinued operations. (See Note 3.)

In July 2002, we acquired a 49.0% interest in Wellhead Power Panoche, LLC (“Panoche”) for approximately $6,800,000 and had loaned approximately $5,000,000 to Panoche prior to the acquisition of our interest. Panoche is a developer and owner of a forty-nine megawatt cycle peaking power facility in Fresno County, California which is under contract with California Department of Water Resources. This investment is accounted under the equity method of accounting. This investment has been classified as an asset held for sale and the equity income from this non-consolidated subsidiary is reported in income (loss) from discontinued operations. (See Note 3.)

In July 2002, we acquired certain assets of Voyager Compression Services, LLC for approximately $2,500,000 in cash.

Year Ended December 31, 2001

In August 2001, we acquired 100% of the issued and outstanding shares of the Production Operators Corporation’s natural gas compression business, ownership interests in certain joint venture projects in South America, and related assets (“POI”) from Schlumberger for $761,000,000 in cash, Hanover common stock and indebtedness, subject to certain post-closing adjustments pursuant to the purchase agreement (the “POI Acquisition”) which have resulted in an increase in the purchase price to approximately $778,000,000 due to an increase in net assets acquired. Under the terms of the definitive agreement, Schlumberger received approximately $270,000,000 in cash (excluding the amounts paid for the increase in net assets), $150,000,000 in a long-term subordinated note and approximately 8,708,000 Hanover common shares, or approximately 11% of the outstanding shares of Hanover common stock, which are required to be held by Schlumberger for at least three years following the closing date. The ultimate number of shares issued under the purchase agreement was determined based on the nominal value of $283,000,000 divided by the 30-day average closing price of Hanover common stock as defined under the agreement and subject to a collar of $41.50 and $32.50. The estimated fair value of the stock issued was $212,468,000, based on the market value of the shares at the time the number of shares issued was determined reduced by an estimated 20% discount due to the restrictions on the stock’s marketability.

Additionally, as part of the purchase agreement, the Company is required to make a payment of up to $58,000,000 due upon the completion of a financing of the PIGAP II South American joint venture

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

(“PIGAP”, see Note 19) acquired by the Company. Because the joint venture failed to execute the financing on or before December 31, 2002, Hanover had the right to put our interest in the joint venture back to Schlumberger in exchange for a return of the purchase price allocated to the joint venture, plus the net amount of any capital contributions by Hanover to the joint venture. In January 2003, we exercised our right to put our interest in the joint venture back to Schlumberger. If not exercised, the put right would have expired as of February 1, 2003. The consummation of the transfer of Hanover’s interest in the PIGAP II joint venture is subject to certain consents. We are currently in discussions with Schlumberger to explore the possibility of entering into a new agreement under which Hanover would retain the 30% ownership interest in the joint venture. In light of the ongoing discussions between Hanover and Schlumberger relating to the put, the parties have agreed to postpone the closing date to no later than May 31, 2003.

The purchase price was a negotiated amount between the Company and Schlumberger and the Company expects the acquisition to be accretive to earnings in future periods. The Company believes the purchase price represents the fair market value of the POI business based on its assets, customer base, reputation, market position (domestic and international) and potential for long-term growth. The Company incurred approximately $14,975,000 in expenses in connection with the acquisition. The POI Acquisition was accounted for as a purchase and is included in our financial statements commencing on September 1, 2001.

As of December 31, 2002 the Company has recorded approximately $70,592,000 in goodwill, of which none will be deductible for tax purposes, related to the POI acquisition which will not be amortized in accordance with the transition provisions of SFAS 142 (See Note 9). In addition, as of December 31, 2002, the Company recorded $9,810,000 in estimated value of identifiable intangible assets which $8,200,000 will be amortized over a 24 month weighted average life and $1,600,000 is included in our basis of the PIGAP joint venture and relates to the option to put the joint venture back to Schlumberger. The purchase price is subject to a contingent payment by Hanover to Schlumberger based on the realization of certain tax benefits by the Company over the next 15 years.

In June 2001, we acquired the assets of J&R International for approximately $3,700,000 in cash and 17,598 shares of the Company’s common stock valued at approximately $654,000.

In April 2001, we acquired certain assets of Power Machinery, Inc. for approximately $2,569,000 in cash and 108,625 shares of the Company’s common stock valued at approximately $3,853,000.

In March 2001, we purchased OEC Compression Corporation (“OEC”) in an all-stock transaction for approximately $101,849,000, including the assumption and payment of approximately $64,594,000 of OEC indebtedness. We paid an aggregate of approximately 1,145,706 shares of Hanover common stock to stockholders of OEC. The acquisition was accounted for under the purchase method of accounting and is included in our financial statements commencing in April 2001.

During 2002 and 2001, the Company completed other acquisitions which were not significant either individually or in the aggregate.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The following table summarizes the estimated values of the assets acquired and liabilities assumed as of the acquisition dates for the OEC and POI acquisitions (in thousands):

	POI August 2001	OEC March 2001
Current assets	$80,091	$4,451
Property, plant and equipment	487,880	114,841
Intangible assets	8,210	—
Goodwill	67,476	—
Investments in non-consolidated affiliates	140,081	—

Total assets acquired	783,738	119,292
Current liabilities	(47,667)	(3,114)
Other liabilities	(20,978)	(15,531)
Long-term debt	—	(62,057)

Total liabilities assumed	(68,645)	(80,702)

Net assets acquired	$715,093	$38,590

Year Ended December 31, 2000

In October 2000, the Company purchased the common stock of Servicios TIPSA S.A. for approximately $7,750,000 in cash and a $7,750,000 note payable. The note payable was repaid in January 2001.

In September 2000, the Company purchased the Dresser-Rand Company’s compression services division (“DR”) for $177,000,000 including approximately $1,200,000 of acquisition costs. Under the terms of the agreement, $95,000,000 of the purchase price was paid in cash with the balance being paid through the issuance to Ingersoll-Rand of 2,919,681 shares of the Company’s newly issued restricted common stock. The estimated value of the stock issued was approximately $80,539,000, based upon quoted market price for the Company’s common stock reduced by a discount due to the restriction on the stock’s marketability. The purchase price is subject to certain post-closing adjustments pursuant to the acquisition agreement which have resulted in approximately a $21,400,000 increase in the purchase price due to increases in the net assets acquired. In connection with the acquisition, the Company has agreed to purchase under normal business terms $25,000,000 worth of products, goods and services from Dresser-Rand Company over a three-year period beginning December 2001.

In September 2000, the Company acquired the common stock of Gulf Coast Dismantling, Inc. for approximately $2,947,000 in cash and 9,512 shares of the Company’s treasury stock valued at $300,000.

In July 2000, the Company completed its acquisition of PAMCO Services International’s natural gas compressor assets for approximately $45,210,000 in cash and a $12,922,000 note payable due on April 10, 2001. The note is payable periodically as idle horsepower is contracted. Approximately $10,599,000 of the note payable was repaid in 2000. In connection with the acquisition, the Company agreed to purchase under normal business terms specified levels of equipment over a three-year period beginning October 2000.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

In June 2000, the Company purchased common stock of Applied Process Solutions, Inc. (“APSI”) for 2,303,294 shares of the Company’s common stock and assumption of $16,030,000 of APSI’s outstanding debt. The estimated value of the stock issued was approximately $54,816,000, based upon quoted market price for the Company’s common stock reduced by a discount due to the restriction on the stock’s marketability. The assumed debt has been repaid.

In July 2000, the Company purchased the assets of Rino Equipment, Inc. and K&K Compression, Ltd. for approximately $15,679,000 in cash and 54,810 shares of the Company’s treasury stock valued at $2,000,000.

In July 2000, the Company purchased the common stock of Compression Components Corporation for approximately $7,972,000 in cash and 27,405 shares of the Company’s treasury stock valued at $1,000,000.

In March 2000, the Company purchased the common stock of Southern Maintenance Services, Inc. (“SMS”) for approximately $1,500,000 in cash, 46,512 shares of the Company’s common stock valued at $1,000,000 and $1,000,000 in notes payable that mature on March 1, 2003.

Pro Forma Information

The pro forma information set forth below assumes the Belleli, POI, and OEC acquisitions are accounted for had the purchases occurred at the beginning of 2001. The remaining acquisitions were not considered material for pro forma purposes. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time (in thousands, except per share amounts):

	Years Ended December 31,
	2002	2001
	(unaudited)	(unaudited)
Revenue	$1,108,990	$1,242,216
Net income (loss)	(116,262)	69,260
Earnings (loss) per common share—basic	(1.46)	0.88
Earnings (loss) per common share—diluted	(1.46)	0.84

3.    Discontinued Operations

During the fourth quarter of 2002, Hanover’s Board of Directors approved management’s plan to dispose of the Company’s non-oilfield power generation projects, which were part of its domestic rental business, and certain used equipment businesses, which were part of the Company’s parts and service business. These disposals meet the criteria established for recognition as discontinued operations under SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS 144”). SFAS 144 specifically requires that such amounts must represent a component of a business comprised of operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. These businesses have been reflected as discontinued operations in the Company’s Consolidated Statement of Operations for the year ended December 31, 2002 and prior period financial statements have been adjusted to reflect the impact of

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

these discontinued operations. These assets are expected to be sold within one year of December 31, 2002 and the assets and liabilities are reflected as held-for-sale on the Company’s Consolidated Balance Sheet.

During the fourth quarter of 2002, Hanover recognized a pre-tax charge to discontinued operations of approximately $52,282,000 ($36,467,000 after tax) for the estimated loss in fair-value from carrying value expected to be realized at the time of disposal. This amount includes a $19,010,000 pre-tax impairment of goodwill. During the second quarter of 2002, Hanover recognized a pre-tax write-down of $6,000,000 ($3,883,000 after tax) for certain turbines related to the non-oilfield power generation business which has also been reflected as discontinued operations.

        Summary of operating results of the discontinued operations (in thousands):

	Years Ended December 31,
	2002	2001	2000
		Restated	Restated
		(See Notes 22 and 23)
Revenues and other:
Domestic rentals	$2,870	$—	$—
Parts, service and used equipment	20,197	29,168	15,840
Equity in income of non-consolidated affiliates	405	—	—
Other	52	569	122

	23,524	29,737	15,962

Expenses:
Domestic rentals	363	—	—
Parts, service and used equipment	13,485	14,136	8,336
Selling, general and administrative	8,346	8,808	2,864
Depreciation and amortization	1,672	1,737	694
Interest expense	481	9	6
Other	1,309	—	—

	25,656	24,690	11,900

Income (loss) from discontinued operations before income taxes	(2,132)	5,047	4,062
Provision for (benefit from) income taxes	(1,257)	2,082	1,553

Income (loss) from discontinued operations	$(875)	$2,965	$2,509

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

Summary balance sheet data for discontinued operations as of December 31, 2002 (in thousands):

	Used Equipment	Non-Oilfield Power Generation	Total
Current assets	$20,099	$13,666	$33,765
Property plant and equipment	858	28,103	28,961
Non-current assets	—	6,682	6,682

Assets held for sale	20,957	48,451	69,408

Current liabilities	—	3,257	3,257
Non-current liabilities	—	19,002	19,002

Liabilities held for sale	—	22,259	22,259

Net assets held for sale	$20,957	$26,192	$47,149

Goodwill associated with discontinued operations was $21,173,000 at December 31, 2001 net of accumulated amortization of $2,163,000. The goodwill was written off in connection with the write down of these operations to market value during the fourth quarter of 2002. (See Note 9.)

4.    Inventory

Inventory consisted of the following amounts (in thousands):

	December 31,
	2002	2001
		Restated
Parts and supplies	$114,833	$146,877
Work in progress	37,790	46,091
Finished goods	13,381	22,687

	$166,004	$215,655

During the year ended December 31, 2002, we recorded approximately $13,853,000 in inventory write downs and reserves for parts inventory which was either obsolete, excess or carried at a price above market value. As of December 31, 2002 and 2001, we had inventory reserves of $14,211,000 and $2,101,000, respectively.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

5.    Compressor and Production Equipment Fabrication Contracts

Costs, estimated earnings and billings on uncompleted contracts consisted of the following (in thousands):

	December 31,
	2002	2001
Costs incurred on uncompleted contracts	$234,670	$129,952
Estimated earnings	21,073	25,654

	255,743	155,606
Less—billings to date	(212,968)	(103,659)

	$42,775	$51,947

The increase in the costs and billings on uncompleted contracts was due to the consolidation of Belleli, when the Company increased its ownership to 51%. (See Note 2.)

Presented in the accompanying financial statements as follows (in thousands):

	December 31,
	2002	2001
Costs and estimated earnings in excess of billings on uncompleted contracts	$57,346	$59,099
Billings on uncompleted contracts in excess of costs and estimated earnings	(14,571)	(7,152)

	$42,775	$51,947

6.    Property, plant and equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,
	2002	2001
		Restated
Compression equipment, facilities and other rental assets	$1,261,241	$1,171,282
Land and buildings	86,732	55,570
Transportation and shop equipment	75,443	61,848
Other	31,888	23,848

	1,455,304	1,312,548
Accumulated depreciation	(287,629)	(161,035)

	$1,167,675	$1,151,513

Depreciation expense was $139,427,000, $73,609,000 and $46,155,000 in 2002, 2001 and 2000, respectively. Depreciation expense for 2002 includes $34,485,000 for the impairment of certain idle units of the Company’s compression fleet that are being retired and the acceleration of depreciation of

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

certain plants and facilities expected to be sold or abandoned. Assets under construction of $116,427,000 and $98,538,000 are included in compression equipment, facilities and other rental assets at December 31, 2002 and 2001, respectively. The Company capitalized $2,470,000, $2,750,000 and $1,823,000 of interest related to construction in process during 2002, 2001, and 2000, respectively.

In August 2001, the Company exercised its purchase option under the 1998 operating lease (see Note 12) for $200,000,000. The depreciable basis of the compressors purchased has been reduced by the deferred gain of approximately $41,993,000 which was recorded at inception of the lease and previously included as an other liability on the Company’s Consolidated Balance Sheet.

7.    Intangible and Other Assets

Intangible and other assets consisted of the following (in thousands):

	December 31,
	2002	2001
		Restated
Deferred debt issuance and leasing transactions costs	$44,396	$42,183
Notes receivable	12,769	25,562
Intangibles	25,642	7,210
Other	12,943	13,619

	95,750	88,574
Accumulated amortization	(21,692)	(9,921)

	$74,058	$78,653

Amortization of intangible and other assets totaled $11,754,000, $5,113,000 and $1,591,000 in 2002, 2001 and 2000, respectively.

Certain notes receivable result from an agreement entered into in 2001 to advance funds to a third party in connection with various power generation development projects. Under the agreement, the Company agreed to advance working capital of up to $12,500,000. At December 31, 2001, $7,500,000 was funded under the agreement. The notes bear interest at the prime lending rate that ranged from 5.5% to 8%, are secured by equipment and mature on April 30, 2002. The remaining notes receivable result primarily from customers for sales of equipment or advances to other parties in the ordinary course of business. During 2002, the Company converted certain of the notes into equity ownership positions in the non-oilfield power generation projects and reclassified certain of these notes to assets held for sale (See Notes 2 and 3) and also recorded a charge in other expense to reserve for certain employee notes. (See Note 26.)

See Note 18 for related party notes receivable.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

8.    Investments in Non-Consolidated Affiliates

Investments in affiliates that are not controlled by the Company but where the Company has the ability to exercise significant influence over the operations are accounted for using the equity method. The Company’s share of net income or losses of these affiliates is reflected in the Consolidated Statement of Operations as Equity in income of non-consolidated affiliates. The Company’s primary equity method investments are comprised of entities that own, fabricate, operate, service and maintain compression and other related facilities. The Company’s equity method investments totaled approximately $148,824,000 and $169,222,000 at December 31, 2002 and 2001, respectively.

The Company’s ownership interest and location of each equity investee at December 31, 2002 is as follows:

	Ownership Interest	Location	Type of Business
Pigap II	30.0%	Venezuela	Gas Compression Plant
El Furrial	33.3%	Venezuela	Gas Compression Plant
Simco/Harwat Consortium	35.5%	Venezuela	Gas Compression Plant
Hanover Measurement Services Company LP	50.2%	United States	Monitoring Services
Servi Compressores, CA	50.0%	Venezuela	Compression Service Provider
Collicutt Mechanical Services Ltd.	24.1%	Canada	Compression Service Provider

Summarized balance sheet information for investees accounted for by the equity method follows (on a 100% basis, in thousands):

	December 31,
	2002	2001
Current assets	$165,193	$330,542
Non-current assets	591,283	620,951
Current liabilities	98,697	113,255
Debt payable	173,108	620,884
Owners’ equity	484,671	217,354

Summarized earnings information for these entities for the years ended December 31, 2002, 2001 and 2000 follows (on a 100% basis, in thousands):

	Years ended December 31,
	2002	2001(1)	2000
Revenues	$333,150	$201,581	$86,059
Operating income	87,231	46,097	17,290
Pretax income	77,121	25,417	10,500

(1)	Amounts for the joint ventures acquired in connection with the POI business acquisition are included from September 1, 2001.

The most significant investments are the joint ventures (Pigap II, El Furrial and Simco/Harwat) acquired in connection with the POI acquisition completed in August 2001. At December 31, 2002 and

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

2001, these ventures account for approximately $141,008,000 and $152,443,000 of the equity investments, respectively, and generated equity in earnings for 2002 and 2001 of approximately $21,680,000 and $8,053,000. See Note 24 for subsequent event regarding the Company’s interest in the PIGAP II joint venture. In connection with its investment in El Furrial and Simco/Harwat, the Company guaranteed its portion of the debt in the joint venture related to these projects. At December 31, 2002 the Company has guaranteed approximately $43,512,000 and $13,188,000, respectively, of the debt which is on these joint venture books. These amounts are not recorded on the Company’s books.

The financial data for 2000 includes the Company’s 20% interest in Meter Acquisition Company LP and its 60% interest in Hanover/Enron Venezuela Ltd. The Company sold Meter Acquisition Company LP in 2001 for cash of approximately $3,143,000. The Company purchased the remaining 40% interest in Hanover/Enron Venezuela Ltd. during 2001 for $3,050,000.

The financial data for 2001 includes Belleli, a fabrication company based in Italy. Effective January 2001, the Company agreed to provide certain facilitation services to Belleli and provide Belleli with project financing including necessary guarantees, bonding capacity and other collateral on an individual project basis. Under the arrangement, Belleli was required to present each project to the Company which could be approved at the Company’s sole discretion. The Company received $1,723,000 from Belleli in 2001 for its facilitation services. Under a separate agreement with Belleli, the Company has issued letters of credit on Belleli’s behalf totaling approximately $16,736,000 at December 31, 2002. In November 2002, the Company acquired an additional interest in Belleli bringing the total ownership to 51%. The increase in ownership requires that the Company record its investment in Belleli using the consolidation method of accounting rather than equity method accounting. The results of Belleli’s operations subsequent to the acquisition of the controlling interest, and the assets and liabilities of Belleli as of December 31, 2002, have been consolidated in the financial statements of the Company. (See Note 2.)

During 2000, Collicutt Hanover Services Ltd. (“Collicutt”) sold additional shares that reduced the Company’s ownership percentage to approximately 24%, accordingly, a change in interest gain of $864,000 was recorded in the Consolidated Statement of Operations. In 2002, due to permanent decline in the market value of its investment in Collicut, the Company recorded to Other expense an impairment of $5,000,000.

In the normal course of business, Hanover engages in purchase and sale transactions with Collicut Hanover Services Ltd., which is owned 24% by Hanover. During the period ended December 31, 2002 and 2001, Hanover had sales to this related party of $943,000 and $2,579,000, respectively; and purchases of $19,633,000 and $19,197,000, respectively. At December 31, 2002, Hanover had a net payable to this related party of $111,700.

In the normal course of business, Hanover engages in purchase and sale transactions with Servi-Compressores, which is owned 50% by Hanover. During the period ended December 31, 2002 and 2001, Hanover had sales to this related party of $406,000 and $849,000, respectively and made purchases of $1,859,000 during 2001. At December 31, 2001, Hanover had a net receivable from this related party of $464,000.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The Company also holds interests in companies in which it does not exercise significant influence over the operations. These investments are accounted for using the cost method. Cost method investments totaled approximately $1,865,000 and $9,106,000 at December 31, 2002 and 2001, respectively. During 2002, the Company determined that certain of its cost method investments were permanently impaired and therefore recorded in Other expense impairment charges amounting to $7,100,000.

In May 2000, the Company acquired common stock of Aurion Technologies, Inc. (“Aurion”), a technology company formed to develop remote monitoring and data collection services for the compression industry, for $2,511,000 in cash. In 2001, the Company purchased additional shares for approximately $1,250,000, advanced $2,700,000 to Aurion and had an accounts receivable of $1,103,000. Aurion filed for bankruptcy protection in March 2002, and accordingly, the Company recorded in Other expense approximately $5,013,000 during the year ended December 31, 2001 to impair its investment and the unrecoverable amount of the advances. During 2002, the Company recorded an additional charge related to Aurion of $3,850,000.

9.    Goodwill

In June 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets. Under SFAS 142, amortization of goodwill over an estimated useful life is discontinued. Instead, goodwill will be reviewed for impairment annually or whenever events indicate impairment may have occurred. The standard also requires acquired intangible assets to be recognized separately and amortized as appropriate. SFAS 142 was effective for Hanover on January 1, 2002. The adoption of SFAS 142 has had an impact on future financial statements, due to the discontinuation of goodwill amortization expense.

The transition provisions of SFAS 142 required the Company to identify its reporting units and perform an initial impairment assessment of the goodwill attributable to each reporting unit as of January 1, 2002. The Company performed its initial impairment assessment and determined that the Company’s reporting units are the same as its business segments and that no impairment existed as of January 1, 2002. However, due to a downturn in its business and changes in the business environment in which the Company operates, the Company completed an additional impairment analysis as of June 30, 2002. As a result of the test performed as of June 30, 2002, the Company recorded an estimated $47,500,000 impairment of goodwill attributable to our production and processing equipment fabrication business unit. The second step of goodwill impairment test required the Company allocate the fair value of the reporting unit to the production and processing equipment businesses’ assets. The Company performed the second step of the goodwill impairment test in the third quarter of 2002 and determined that no adjustment to the impairment, recorded in the second quarter, was required. The fair value of reporting units was estimated using a combination of the expected present value of future cash flows and the market approach. In the fourth quarter of 2002, the Company recorded a $4,603,000 goodwill impairment related to our pump division which we expect to sell in 2003.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The table below presents the change in the net carrying amount of goodwill for the year ended December 31, 2002 (in thousands):

	December 31, 2001	Acquisitions	Purchase Adjustment and Other Adjustments	Goodwill Written Off Related to Discontinued Operations	Goodwill Impairment	December 31, 2002
Domestic rentals	$89,696	$—	$4,959	$—	$—	$94,655
International rentals	33,984	—	675	—	—	34,659
Parts, service and used equipment	51,822	—	(121)	(19,010)	—	32,691
Compressor and accessory fabrication	19,176	—	—	—	(4,603)	14,573
Production and processing equipment	47,500	3,941	—	—	(47,500)	3,941

Total	$242,178	$3,941	$5,513	$(19,010)	$(52,103)	$180,519

Hanover’s adjusted net income and earnings per share, adjusted to exclude goodwill amortization expense, for the twelve months ended December 31, 2001 and 2000 are as follows (in thousands, except per share data):

	2001	2000
	Restated	Restated
Net income	$72,413	$49,639
Goodwill amortization, net of tax	8,846	4,280

Adjusted net income	$81,259	$53,919

Basic earnings per share, as reported	$1.00	$0.80
Goodwill amortization, net of tax	0.12	0.07

Adjusted basic earnings per share	$1.12	$0.87

Diluted earnings per share, as reported	$0.94	$0.75
Goodwill amortization, net of tax	0.11	0.06

Adjusted diluted earnings per share	$1.05	$0.81

10.    Accrued Liabilities

Accrued liabilities are comprised of the following (in thousands):

	December 31,
	2002	2001
Accrued salaries, bonuses and other employee benefits	$21,024	$14,843
Accrued income and other taxes	24,095	15,536
Accrued leasing expense	23,465	21,990
Additional purchase price for DR (Note 2)	—	1,798
Additional purchase price for POI (Note 2)	60,740	58,000
Accrued other	60,315	42,941

	$189,639	$155,108

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

In December 2002, the Company announced a plan to consolidate certain of its manufacturing facilities and to terminate approximately 500 employees worldwide during 2003. In connection with the planned severance, the Company recorded an expense to selling, general and administrative expenses for $2,720,000 for estimated termination benefits and the amount is included in accrued other liabilities. As of December 31, 2002, no amounts had been paid out for the planned severance.

11.    Debt

Debt consisted of the following (in thousands):

	December 31,
	2002	2001
Bank credit facility	$156,500	$157,000
4.75% convertible senior notes due 2008	192,000	192,000
Schlumberger note, interest at 12.5%	167,096	150,000
Real estate mortgage, interest at 3.7%, collateralized by certain land and buildings, payable through September 2004	3,250	3,583
Belleli—factored receivables	15,970	—
Belleli—revolving credit facility	11,964	—
Other, interest at various rates, collateralized by equipment and other assets, net of unamortized discount	8,164	7,230

	554,944	509,813
Less—current maturities	(33,741)	(5,553)

Long-term debt	$521,203	$504,260

The Company’s bank credit facility as amended and restated to date provides for a $350,000,000 revolving credit facility that matures on November 30, 2004. Advances bear interest at (a) the greater of the administrative agent’s prime rate, the federal funds effective rate, or the base CD rate, or (b) a eurodollar rate, plus, in each case, a specified margin (3.2% and 3.9% weighted average interest rate at December 31, 2002 and 2001, respectively). A commitment fee based upon a percentage of the average available commitment is payable quarterly to the lenders participating in the facility. The fee ranges from 0.25% to 0.50% per annum and fluctuates with our consolidated leverage ratio. In addition to the drawn balance on the bank credit facility, as of December 31, 2002, we had $52,895,000 in letters of credit outstanding under the Company’s bank credit facility. The credit facility contains certain financial covenants and limitations on, among other things, indebtedness, liens, leases and sales of assets. Giving effect to the covenant limitations in the Company’s bank credit agreement, as amended to date, the availability under the bank credit facility at December 31, 2002 was approximately $120,000,000. The credit facility also limits the payment of cash dividends on the Company’s common stock to 25% of net income for the period from December 2001 through November 30, 2004. In addition, the Company had $3,775,000 in letters of credit outstanding under other letters of credit facilities.

In February 2003, the Company executed an amendment to its bank credit facility and the compression equipment leases that we entered into in 1999 and 2000. The amendment, which was effective December 31, 2002, modifies certain financial covenants to allow the Company greater flexibility in accessing the capacity under the bank credit facility to support our short-term liquidity

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

needs. In addition, at the higher end of our permitted consolidated leverage ratio, the amendment would increase the commitment fee under the bank credit facility by 0.125% and increase the interest rate margins used to calculate the applicable interest rates under all of the agreements by up to 0.75%. Any increase in the Company’s interest cost as a result of the amendment will depend on our consolidated leverage ratio at the end of each quarter, the amount of indebtedness outstanding and the interest rate quoted for the benchmark selected by us. As part of the amendment, we granted the lenders under these agreements a security interest in the inventory, equipment and certain other property of Hanover and its domestic subsidiaries, and pledged 66% of the equity interest in certain of Hanover’s foreign subsidiaries. In consideration for obtaining the amendment, we agreed to pay approximately $1.8 million to the lenders under these agreements. We also agreed to a restriction on our capital expenditures during 2003, which under the agreement cannot exceed $200,000,000.

In March 2001, the Company issued $192,000,000 principal amount of 4.75% convertible senior notes due 2008 (see Note 15).

In connection with the POI Acquisition on August 31, 2001, the Company issued a $150,000,000 subordinated acquisition note to Schlumberger, which matures December 15, 2005. Interest on the note accrues and is payable-in-kind at the rate of 8.5% annually for the first six months after issuance and periodically increases in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. In the event of an event of default under the note, interest will accrue at a rate of 2% above the then applicable rate. The note is subordinated to all of the Company’s indebtedness other than indebtedness to fund future acquisitions. In the event that the Company completes an offering of equity securities, the Company is required to apply the proceeds of the offering to repay amounts outstanding under the note as long as no default exists or would exist under our other indebtedness as a result of such payment.

In November 2002, the Company increased its ownership in Bellel to 51%. (See Note 2). Belleli has financed its growth through the factoring of its receivables. Such factoring is typically short term in nature and at December 31, 2002 bore interest at a weighted average rate of 3.3%. In addition, Belleli has revolving credit facilities of $11,964,000 at December 31, 2002 at a weighted average rate of 3.0% which expire in 2003 and are secured by letters of credit issued by Hanover of $6,717,000.

Maturities of long-term debt at December 31, 2002 are (in thousands): 2003—$33,741; 2004—$160,194; 2005—$167,734; 2006—$549; 2007—$186; and $192,540 thereafter.

12.    Leasing Transactions

The Company has entered into five transactions involving the sale of equipment by Hanover and its subsidiaries to special purpose entities, which in turn lease the equipment back to us. At the time, these transactions had a number of advantages over other sources of capital then available to the Company. The sale and leaseback transactions (1) enabled Hanover to affordably extend the duration of its financing arrangements, (2) reduced Hanover’s cost of capital and (3) provided access to a source of capital other than traditional bank financing.

Prior to the first sale and leaseback transaction in 1998, the Company financed growth in compression assets by drawing down on our bank credit facility with a commercial bank. While highly flexible and well priced, the line of credit represented a short term funding strategy to finance long-term

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

assets. Sale and leaseback transactions can reduce refinancing risk by extending the duration of our capital commitments.

Sale and leaseback transactions also provided capital to the Company at a lower cost compared to other sources then available to us. Lenders to the special purpose entities do not require as high a rate of interest because their capital risk is mitigated by a perfected, first priority security interest in the compression equipment, as well as a residual value guarantee provided by us. This had the effect of reducing our leasing expense relative to an unsecured borrowing rate. The Company will continue to evaluate sale-leaseback transactions as well as consider other forms of financing for cost effectiveness as future capital needs arise.

The Company believes that the sale and leaseback transactions represent a source of capital in addition to the commercial bank financing traditionally utilized by the Company. This diversification of the Company’s capital sources has broadened its access to capital to allow it to expand operations.

In August 2001 and in connection with the POI Acquisition, we completed two sale and leaseback transactions involving certain compression equipment. Concurrent with these transactions, we exercised our purchase option under our July 1998 operating lease for $200,000,000. Under one transaction, we received $309,300,000 proceeds from the sale of compression equipment. Under the second transaction, we received $257,750,000 from the sale of additional compression equipment. Both transactions are recorded as a sale and leaseback of the equipment and are recorded as operating leases. Under the first transaction, the equipment was sold and leased back by us for a seven year period and will continue to be deployed by us in the normal course of our business. The agreement calls for semi-annual rental payments of approximately $12,750,000 in addition to quarterly rental payments of approximately $215,000. Under the second transaction, the equipment was sold and leased back by us for a ten year period and will continue to be deployed by us in the normal course of our business. The agreement calls for semi-annual rental payments of approximately $10,938,000 in addition to quarterly rental payments of approximately $188,000. We have options to repurchase the equipment under certain conditions as defined by the lease agreements. Through December 31, 2002, we incurred transaction costs of approximately $18,607,000 related to these transactions. These costs are included in intangible and other assets and are being amortized over the respective lease terms.

In October 2000, we completed a $172,589,000 sale and leaseback of compression equipment. In March 2000, we entered into a separate $200,000,000 sale and leaseback of compression equipment. Under the March agreement, we received proceeds of $100,000,000 from the sale of compression equipment at the first closing in March 2000 and in August 2000, we completed the second half of the equipment lease and received an additional $100,000,000 for the sale of additional compression equipment. In June 1999 and in July 1998, we completed two other separate $200,000,000 sale and leaseback transactions of compression equipment. Under the lease agreements, the equipment was sold and leased back by us for a five year term and will be utilized by us in the normal course of our business. We have options to repurchase the equipment under the 2000 and 1999 leases as defined under certain conditions by the lease agreements. The lease agreements call for variable quarterly payments that fluctuate with the London Interbank Offering Rate and have covenant restrictions similar to our bank credit facility. We incurred an aggregate of approximately $7,470,000 in transactions costs for the leases entered into in 2000 and 1999 which are included in intangible and other assets on the balance sheet and are being amortized over the respective lease terms of the respective transactions.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The following table summarizes the proceeds, net book value of equipment sold, deferred gain on equipment sale, the residual guarantee (maximum exposure to loss) and the lease termination date for equipment leases (in thousands of dollars):

Lease	Sale Proceeds	Net Book Value	Deferred Gain	Residual Value Guarantee	Lease Termination Date
June 1999	$200,000	$166,356	$33,644	$166,000	June 2004
March and August 2000	200,000	166,922	33,078	166,000	March 2005
October 2000	172,589	155,692	16,897	142,299	October 2005
August 2001	309,300	306,034	3,266	232,000	September 2008
August 2001	257,750	235,877	21,873	175,000	September 2011

These transactions are recorded as a sale and leaseback of the equipment and the leases are treated as operating leases. We made guarantees under the lease agreements that are due upon termination of the leases and which may be satisfied by a cash payment or the exercise of our equipment purchase options under the terms of the lease agreements. The residual value guarantees and other lease terms which are based on negotiation between Hanover and third party lessors, were supported by equipment appraisals and analysis. We believe that the market value of the equipment at the end of the lease will exceed the guaranteed residual values due to our predictive and preventive maintenance programs, routine overhaul practices and the expected demand for compression equipment in the future. We review the value of the equipment whenever events or circumstances indicate that a decrease in market value may have occurred as a result of foreseeable obsolescence or a decrease in market demand. If the fair value of the equipment was less than the guaranteed residual value, we would accrue additional lease expense for the amount that would be payable upon termination of the lease. All gains on the sale of the equipment are deferred until the end of the respective lease terms. Should we not exercise our purchase options under the lease agreements, the deferred gains will be recognized to the extent they exceed any final rent payments and any other payments required under the lease agreements.

As a result of the lease transactions, we incurred approximately $94,751,000, $70,435,000, and $45,484,000 in lease expense for the years ended December 31, 2002, 2001 and 2000, respectively. The following future minimum lease payments are due under the leasing arrangements exclusive of any final rent payments or purchase option payments (in thousands): 2003—$83,703; 2004—$76,418; 2005—$62,332; 2006—$48,987; 2007—$48,987; and $100,537 thereafter.

In connection with the compression equipment leases entered into in August 2001, the Company was obligated to prepare registration statements and complete an exchange offering to enable the holders of the notes issued by the lessors to exchange their notes with notes which are registered under the Securities Act of 1933. Because of the restatement of our financial statements, the exchange offering was not completed pursuant to the time line required by the agreements, the Company was required to pay additional lease expense in the amount equal to $105,600 per week until the exchange offering was completed. The additional lease expense began accruing on January 28, 2002 and increased the Company’s lease expense by $5,067,000 during 2002. The registration statements became effective in February 2003. The exchange offer was completed and the requirement to pay the additional lease expense ended on March 13, 2003.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

In February 2003, we executed an amendment to our bank credit facility and the compression equipment leases entered into in 1999 and 2000. (See Note 11.)

13.    Income Taxes

The components of income (loss) from continuing operations before income taxes were as follows (in thousands):

	Years ended December 31,
	2002	2001	2000
		Restated	Restated
Domestic	$(115,733)	$62,128	$54,684
Foreign	23,314	49,872	20,264

	$(92,419)	$112,000	$74,948

The provision for (benefit from) income taxes from continuing operations consisted of the following (in thousands):

	Years ended December 31,
	2002	2001	2000
		Restated	Restated
Current tax provision (benefit):
Federal	$(9,551)	$1,136	$2,048
State	(227)	560	449
Foreign	11,243	10,474	(2,561)

Total current	1,465	12,170	(64)

Deferred tax provision (benefit):
Federal	(10,738)	25,085	16,284
State
Foreign	(8,303)	5,133	11,598

Total deferred	(19,041)	30,218	27,882

Total provision for (benefit from) income taxes	$(17,576)	$42,388	$27,818

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The provision for (benefit from) income taxes for 2002, 2001 and 2000 resulted in effective tax rates of 19.0%, 37.8% and 37.1%, respectively. The reasons for the differences between these effective tax rates and the U.S. statutory rate of 35% are as follows (in thousands):

	Years ended December 31,
	2002	2001	2000
		Restated	Restated
Federal income tax at statutory rate	$(32,347)	$39,200	$26,231
State income taxes, net of federal benefit	(148)	364	291
Foreign effective rate/U.S. rate differential (including foreign valuation allowances)	(8,020)	(2,775)	(64)
U.S. impact of foreign operations, net of federal benefit	7,894	3,458	1,305
Nondeductible goodwill	10,117	1,118	875
U.S. valuation allowance	2,609	—	—
Other, net	2,319	1,023	(820)

	$(17,576)	$42,388	$27,818

Deferred tax assets (liabilities) are comprised of the following (in thousands):

	December 31,
	2002	2001
		Restated
Deferred tax assets:
Net operating losses	$157,928	$64,787
Investment in joint ventures	11,208	—
Inventory	7,097	3,039
Alternative minimum tax credit carryforward	5,351	15,152
Derivative instruments	9,656	6,452
Accrued liabilities	13,478	3,980
Intangibles	15,297	316
Other	9,003	9,387

Gross deferred tax assets	229,018	103,113
Valuation allowance	(23,371)	—

	205,647	103,113

Deferred tax liabilities:
Property, plant and equipment	(313,483)	(263,108)
Other	(4,636)	(5,497)

Gross deferred tax liabilities	(318,119)	(268,605)

	$(112,472)	$(165,492)

The Company has U.S. net operating loss carryforwards at December 31, 2002 of approximately $381,000,000 expiring in 2006 to 2022. At December 2002, the Company has an alternative minimum tax credit carryforward of approximately $5,351,000 that does not expire. At December 31, 2002, the Company has approximately $70,200,000 of net operating loss carryforwards in certain non-U.S.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

jurisdictions. Of these, approximately $1,400,000 have no expiration date, and the remaining $68,800,000 will expire in future years through 2011. A valuation allowance has been provided, primarily for net operating loss carryforwards that are not expected to be utilized. The valuation allowance increased by $20,762,000 due to current year losses in non-U.S. tax jurisdictions with short net operating loss carryforward periods, including Argentina and Venezuela.

In 2001, the Company recorded approximately $35,212,000 of additional deferred income tax liability resulting from the 2001 acquisition transactions. (See Note 2.)

The Company has not recorded a deferred income tax liability for additional income taxes that would result from the distribution of earnings of its foreign subsidiaries if they were actually repatriated. The Company intends to reinvest the undistributed earnings of its foreign subsidiaries indefinitely.

14.    Mandatorily Redeemable Convertible Preferred Securities

In December 1999, the Company issued $86,250,000 of unsecured Mandatorily Redeemable Convertible Preferred Securities (the “Convertible Preferred Securities”) through Hanover Compressor Capital Trust, a Delaware business trust and wholly-owned finance subsidiary of the Company. The Convertible Preferred Securities have a liquidation amount of $50 per unit. The Convertible Preferred Securities mature in 30 years but the Company may redeem them partially or in total any time on or after December 20, 2002. The Convertible Preferred Securities also provide for annual cash distributions at the rate of 7.25%, payable quarterly in arrears; however, payments may be deferred up to 20 quarters subject to certain restrictions. The Company recorded approximately $6,253,000, during 2002, 2001 and 2000, for distributions related to Convertible Preferred Securities, which are included as a component of interest expense in the accompanying consolidated statement of operations. Each Convertible Preferred Security is convertible into 2.7972 shares of Hanover common stock, subject to certain conditions. The Company has fully and unconditionally guaranteed the Convertible Preferred Securities. The Company incurred approximately $3,587,000 in transaction costs that are included in other assets, and recorded $121,000, $120,000 and $116,000 of amortization for December 31, 2002, 2001 and 2000, respectively. The transaction costs are being amortized over the term of the Convertible Preferred Securities. The fair value of the Convertible Preferred Securities is approximately $62,963,000 at December 31, 2002.

15.    Common Stockholders’ Equity

Convertible Senior Notes Offering

In March 2001, the Company issued $192,000,000 principal amount of 4.75% convertible senior notes due 2008. The notes mature on March 15, 2008 and are subject to call beginning on March 15, 2004. The notes are convertible into shares of the Company’s common stock at a conversion price of approximately $43.94 per share. In addition, the Company may decrease the conversion price by any amount for any period of time, subject to approval by the Board of Directors and within the terms of the indenture. The Company received approximately $185,537,000 of proceeds from the sale, net of underwriting and offering costs. The fair value of the convertible senior notes is approximately $153,696,000 at December 31, 2002.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

Stock Offerings

In March 2001, the Company completed a public offering of 2,500,000 newly issued shares of the Company’s common stock. The Company realized approximately $83,850,000 of proceeds from the offering, net of underwriting and offering costs.

In May 2000, the Company completed a private placement of 2,000,000 newly issued shares of common stock to an institutional investor for cash of $59,400,000, net of offering costs.

Stock Split

In June 2000, the Company completed a 2-for-1 stock split effected in the form of a 100% stock dividend. All common stock, additional paid-in capital and earnings per common share information have been restated for all periods presented to reflect this stock split. In addition, the Board of Directors approved an increase of authorized shares of common stock to 200,000,000.

Notes Receivable-Employee Stockholders

Under various stock purchase plans, the Company’s employees were eligible to purchase shares of Hanover stock at fair market value in exchange for cash and/or notes receivable. The notes are collateralized by the common stock and the general credit of the employee, bear interest at a prime rate, and are generally payable on demand or at the end of a four-year period. The notes were recorded as a reduction of common stockholders’ equity. Due to the decline in the price of the Company’s stock which secured a portion of the notes, during 2002, the Company recorded a reserve for these notes receivable.

Other

As of December 31, 2002, warrants to purchase approximately 4,000 shares of common stock at $.005 per share were outstanding. The warrants expire in August 2005.

See Note 2 for a description of other common stock transactions.

16.    Stock Options

The Company has employee stock option plans that provide for the granting of options to purchase common shares. The options are generally issued with an exercise price equal to the fair market value on the date of grant and are exercisable over a ten-year period. Options granted typically vest over a three to four year period. No compensation expense related to stock options was recorded in 2002, 2001 and 2000.

In April 2002, the Company granted 151,048 restricted shares of our common stock to certain employees as part of an incentive compensation plan. The restricted stock grants vest equally over four years. As of December 31, 2002, 142,630 restricted shares were outstanding under the plan. We will recognize compensation expense equal to the fair value of the stock at the date of grant over the vesting period related to these grants. During 2002, we recognized $423,000 in compensation expense related to these grants.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

In June 2000, the Company purchased APSI, which had existing stock option programs in place. The Company converted the outstanding APSI stock options into the Company’s stock options as of the purchase date at a conversion ratio equal to the exchange ratio under the merger agreement. As a result, 127,813 options were converted at a weighted-average per share exercise price of approximately $12.88. Approximately 60,307 of the options vested on the date of closing of the APSI acquisition with the remaining options vesting at varying dates through 2003.

The following is a summary of stock option activity for the years ended December 31, 2002, 2001 and 2000:

	Shares	Weighted average price per share
Options outstanding, December 31, 1999	8,797,004	$6.24
Options granted	—	—
APSI acquisition	127,813	12.88
Options canceled	(11,562)	9.78
Options exercised	(994,572)	3.68

Options outstanding, December 31, 2000	7,918,683	6.63
Options granted	43,575	25.00
Options canceled	(47,622)	12.48
Options exercised	(250,161)	9.12

Options outstanding, December 31, 2001.	7,664,475	6.62
Options granted	1,497,706	13.35
Options canceled	(261,323)	10.29
Options exercised	(1,422,850)	4.69

Options outstanding, December 31, 2002.	7,478,008	8.21

The following table summarizes significant ranges of outstanding and exercisable options at December 31, 2002:

	Options outstanding			Options exercisable
Range of exercise prices	Shares	Weighted average remaining life in years	Weighted average exercise price	Shares	Weighted average exercise price
$0.00-2.50	2,086,918	2.4	$2.25	2,086,918	$2.25
$2.51-5.00	506,387.8		2.94	506,387	2.94
$5.01-7.50	142,724	3.2	5.84	142,724	5.84
$7.51-10.00	3,192,051	5.0	9.77	2,741,051	9.75
$10.01-12.50	296,213	6.5	12.17	250,713	12.50
$12.51-15.00	970,005	8.6	14.51	118,723	14.50
$15.01-17.50	175,000	9.3	17.29	—	—
$17.51-20.00	14,000	9.3	18.43	—	—
$20.01-22.50	30,145	2.2	20.09	—	—
$22.51-25.00	64,565	8.6	25.00	6,911	25.00

	7,478,008			5,853,427

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The weighted-average fair value at date of grant for options where the exercise price equals the market price of the stock on the grant date was $13.35 and $25.00 per option during 2002 and 2001, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The Company did not grant any stock options in 2000. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

	2002	2001	2000
Expected life	6 years	6 years	N/A
Interest rate	4.4%	4.0%	N/A
Volatility	39.3%	35.4%	N/A
Dividend yield	0%	0%	N/A

See Note 1 for stock based compensation proforma impact on net income.

17.    Benefit Plans

The Company’s 401(k) retirement plan provides for optional employee contributions up to the IRS limitation and discretionary employer matching contributions. The Company recorded matching contributions of $1,472,000, $1,062,000, and $594,000 during the years ended December 31, 2002, 2001 and 2000, respectively.

18.    Related Party and Certain Other Transactions

Transactions with GKH Entities

The Company and GKH Partners, L.P. (“GKH”) are parties to a stockholders agreement that provides, among other things, for GKH Investments, L.P.’s rights of visitation and inspection and the Company’s obligation to provide Rule 144A information to prospective transferees of the Common Stock.

GKH and other stockholders (collectively, the “Holders”) who, as of December 31, 2002, together beneficially own approximately 11% of the outstanding Common Stock, are, together with the Company, parties to a Third Amended Registration Rights Agreement dated December 5, 1995 (the “GKH Rights Agreement”). The GKH Rights Agreement generally provides that if the Company proposes to register shares of its capital stock or any other securities under the Securities Act of 1933, then upon the request of those Holders owning in the aggregate at least 2.5% of the Common Stock (the “Registrable Securities”) then held by all of the Holders, the Company will use its reasonable best efforts to cause the Registrable Securities so requested by the Holders to be included in the applicable registration statement, subject to underwriters’ cutbacks. The Company is required to pay all

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

registration expenses in connection with registrations of Registrable Securities effected pursuant to the GKH Rights Agreement.

William S. Goldberg, who was at the time a Managing Director of GKH Partners, acted as Chief Financial Officer of the Company during 2001 and into 2002 and served as Vice Chairman of the Board beginning in February 2002. Mr. Goldberg resigned as Chief Financial Officer in February 2002 and resigned as Vice Chairman of the Board and as a member of the Board in August 2002. Mr. Goldberg did not receive cash remuneration from the Company. The Company did reimburse GKH Partners for certain travel and related expenses incurred by Mr. Goldberg in connection with his efforts on the Company’s behalf.

GKH has advised the Company that it is in the process of dissolving and “winding up” its affairs. On November 12, 2002, GKH informed the Company that GKH has advised its limited partners that it is extending the wind-up process of the partnership for an additional twelve months from January 25, 2003 until January 25, 2004. On December 3, 2002, GKH, as nominee for GKH Private Limited, and GKH Investments, L.P. made a partial distribution of 10,000,000 shares out of a total of 18,274,795 shares held by GKH to its limited and general partners. As part of the wind-up process, GKH may liquidate or distribute substantially all of its assets, including the remaining shares of the Common Stock owned by GKH, to its partners.

In August 2001, Hanover paid a $4,650,000 fee to GKH as payment for services rendered in connection with Hanover’s acquisition of POI and related assets. Pursuant to an agreement with GKH which provides for compensation to GKH for services, Hanover paid a management fee of $45,000 per month from November 2001 until terminated February 2002.

Hanover leases certain compression equipment to an affiliate of Cockrell Oil and Gas, LP, which was owned 50% by GKH until January 2001. The lease is on a month-to-month basis. For the years ended 2001 and 2000, approximately $76,000 and $228,540 respectively, was billed under the lease.

Transactions with Schlumberger Entities

In August 2001, the Company purchased Production Operators Corporation and related assets (the “POI Acquisition”) from the Schlumberger Companies (as defined below). Schlumberger Limited (Schlumberger Limited and the Schlumberger Companies, collectively are referred to as “Schlumberger”) owns, directly or indirectly, all of the equity of the Schlumberger Companies. Pursuant to the Lock-Up, Standstill and Registration Rights Agreement, dated as of August 31, 2001 (the “Schlumberger Rights Agreement”), between Schlumberger Technology Company, Camco International Inc., Schlumberger Surenco, S.A., Schlumberger Oilfield Holdings Limited, Operational Services, Inc. (collectively, the “Schlumberger Companies”) and Hanover, Hanover granted to each of the Schlumberger Companies certain registration rights in connection with shares of the Common Stock received by the Schlumberger Companies as consideration in the POI acquisition (the “Hanover Stock”). The registration rights granted to the Schlumberger Companies include (i) the right, subject to certain restrictions, to register the Hanover Stock in any registration of securities initiated by Hanover within the period of time beginning on the third anniversary of the date of the Schlumberger Rights Agreement and ending on the tenth anniversary of the date of the Schlumberger Rights Agreement (such period of time, the “Registration Period”), and (ii) the right, subject to certain restrictions, to demand up to five registrations of the Hanover Stock within the Registration Period. Hanover is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

required to pay all registration expenses in connection with registrations of Hanover Stock pursuant to the Schlumberger Rights Agreement. For a period of three years from the date of the Schlumberger Rights Agreement, the Schlumberger Companies are prohibited from, directly or indirectly, selling or contracting to sell any of the Hanover Stock. The Schlumberger Rights Agreement also provides that none of the Schlumberger Companies shall, without Hanover’s written consent, (i) acquire or propose to acquire, directly or indirectly, greater than twenty-five percent (25%) of the shares of Hanover common stock, (ii) make any public announcement with respect to, or submit a proposal for, any extraordinary transaction involving Hanover, (iii) form or join in any group with respect to the matters set forth in (i) above, or (iv) enter into discussions or arrangements with any third party with respect to the matters set forth in (i) above.

Schlumberger has the right under the POI purchase agreement, so long as Schlumberger owns at least 5% of the Common Stock and subject to certain restrictions, to nominate one representative to sit on our Board of Directors. In August 2001, Schlumberger designated Mr. René Huck, a Vice President of Schlumberger Ltd., as a nominee to serve on our Board of Directors. Schlumberger has advised the Company that it will not designate a nominee for 2003 and thus Mr. Huck will not stand for re-election. For the years ended December 31, 2002, 2001 and 2000, Hanover generated revenues of approximately $6,034,000, $1,379,000 and $918,000 in business dealings with Schlumberger. In addition, Hanover made purchases of equipment and services of approximately $7,599,000 from Schlumberger during 2002.

As part of the purchase agreement entered into with respect to the POI Acquisition, the Company was required to make a payment of up to $58,000,000 plus interest from the proceeds of and due upon the completion of a financing of PIGAP II, a South American joint venture acquired by Hanover from Schlumberger. (See Note 8.) Because the joint venture failed to execute the financing on or before December 31, 2002, the Company had the right to put its interest in the joint venture back to Schlumberger in exchange for a return of the purchase price allocated to the joint venture, plus the net amount of any capital contributions by the Company to the joint venture. In January 2003, the Company exercised its right to put its interest in the joint venture back to Schlumberger. If not exercised, the put right would have expired as of February 1, 2003. The consummation of the transfer of the Company’s interest in the joint venture back to Schlumberger is subject to receipt of necessary consents. Hanover is currently in discussions with Schlumberger to explore the possibility of entering into a new agreement under which Hanover would retain the 30% ownership interest in the joint venture. In light of the ongoing discussions between Hanover and Schlumberger relating to the put, the parties agreed to postpone the closing date of the transfer to no later than May 31, 2003.

In connection with the POI Acquisition, the Company issued a $150,000,000 subordinated acquisition note to Schlumberger, which matures December 15, 2005. Interest on the subordinated acquisition note accrues and is payable-in-kind at the rate of 8.5% annually for the first six months after issuance and periodically increases in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. In the event of an event of default under the subordinated acquisition note, interest will accrue at a rate of 2% above the then applicable rate. The subordinated acquisition note is subordinated to all of the Company’s indebtedness other than certain indebtedness to fund future acquisitions. In the event that the Company completes an offering of equity securities, the Company is required to apply the proceeds of the offering to repay amounts outstanding under the subordinated acquisition note as long as no default exists or would exist under the Company’s other indebtedness as a result of such payment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

In August 2001, the Company entered into a five-year strategic alliance with Schlumberger intended to result in the active support of Schlumberger in fulfilling certain of our business objectives. The principal components of the strategic alliance include (1) establishing the Company as Schlumberger’s most favored supplier of compression, natural gas treatment and gas processing equipment worldwide, (2) Schlumberger’s coordination and cooperation in further developing the Company’s international business by placing Hanover personnel in Schlumberger’s offices in six top international markets and (3) providing the Company with access to consulting advice and technical assistance in enhancing its field automation capabilities.

Other Related Party Transactions

In January 2002, Hanover advanced cash of $100,000 to Robert O. Pierce, Senior Vice President – Manufacturing and Procurement, in return for a promissory note. The note bore interest at 4.0%, matured on September 30, 2002, and was unsecured. On September 18, 2002, the Board of Directors approved the purchase of 30,054 shares of Hanover common stock from Mr. Pierce at $9.60 per share for a total of $288,500. The price per share was determined by reference to the closing price quoted on the New York Stock Exchange on September 18, 2002. The Board of Directors determined to purchase the shares from Mr. Pierce because it was necessary for him to sell shares to repay his loan with the Company as well as another outstanding loan. The loans matured during a blackout period under our insider trading policy and therefore Mr. Pierce could not sell shares of Hanover stock in the open market to repay the loans. Mr. Pierce’s loan from the Company was repaid in full in September 2002.

During 2001, the Company sold equipment totaling approximately $12,004,000 to an affiliate of Enron Capital and Trade Resources Corp. During 2001, the Company learned that Enron had sold its investment in the Company’s stock and thus is no longer a related party to the Company.

In exchange for notes, Hanover has loaned approximately $8,922,000 to employees, some of who were subject to margin calls, which together with accrued interest were outstanding as of December 31, 2002. In December 2002, Hanover’s Board of Directors eliminated the practice of extending loans to employees and executive officers and there are no loans outstanding with any current executive officer of the Company. Due to the decline in Hanover’s stock price and other collectibility concerns, the Company has recorded a charge in other expense to reserve $6,021,000 for non-executive officer loans.

Ted Collins, Jr., a Director of the Company owns 100% of Azalea Partners, which in turn owns 13% of Energy Transfer Group, LLC (“ETG”). The Company owns a 10% interest in ETG and ETG owns a 1% interest in Energy Transfer Hanover Ventures, LP, (“Energy Ventures”) a subsidiary of the Company. The Company advanced working capital to ETG in 2002, for certain costs incurred by ETG for the performance of services relating to Energy Ventures’ power generation business. During the fiscal year ended December 31, 2002, the largest aggregate amount advanced under this arrangement was $400,000. The advances do not bear interest. At December 31, 2002, the Company had $400,000 in advances outstanding to ETG. In 2002, ETG billed the Company $1,899,000 for services rendered to reimburse ETG for expenses incurred on behalf of Energy Ventures during the year. In 2002, the Company recorded sales of approximately $470,000 related to equipment leases and parts sales to ETG.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

In connection with the restatements announced by the Company in 2002, certain officers and directors have been named as defendants in putative stockholder class actions, stockholder derivative actions and have been involved with the investigation being conducted by the Staff of the Securities and Exchange Commission. Pursuant to the indemnification provisions of the Company’s articles of incorporation and bylaws, the Company has advanced legal fees to certain employees, officers and directors involved in these proceedings. In this connection, expenses incurred on behalf of indemnified officers and directors during 2002 total $999,000. Of this amount $392,000 was incurred on behalf of a former officer and director, William S. Goldberg; $375,000 was incurred on behalf of former officers Michael J. McGhan, Charles D. Erwin and Joe C. Bradford; $149,000 was incurred on behalf of directors Ted Collins, Jr., Robert R. Furgason, René Huck, Melvyn N. Klein, Michael A. O’Connor, and Alvin V. Shoemaker, who were serving during 2001; and $83,000 was incurred on behalf of directors I. Jon Brumley, Victor E. Grijalva, and Gordon T. Hall.

Transactions with Former Executive Officers

Michael J. McGhan. Mr. McGhan served as Chief Executive Officer and President of the Company since October 1991 and served as a director of the Company since March 1992. Mr. McGhan also served as an officer and director of certain Hanover subsidiaries during his tenure. Mr. McGhan resigned from all positions held with the Company on August 1, 2002. In 2001, the Company advanced cash of $2,200,000 to Mr. McGhan, in return for promissory notes. The notes bear interest at 4.88%, mature on April 11, 2006, and are collateralized by personal real estate and Hanover common stock with full recourse. 411,914 shares of Hanover Common Stock owned by Mr. McGhan are held secured as collateral for this $2,200,000 loan. In January 2002, the Company advanced additional cash of $400,000 to Mr. McGhan in return for a promissory note. The note bore interest at 4.0% and was repaid in full in September 2002. Set forth below is information concerning the indebtedness of Mr. McGhan to Hanover as of December 31, 2002, 2001, and 2000.

Year	Aggregate Note Principal Amount Outstanding at Period End	Largest Note Principal Amount Outstanding during each Period	Weighted Average Rate of Interest at Period End
2002	$2,200,000	$2,600,000	4.88%
2001	$2,200,000	$2,200,000	4.88%
2000	$—	$—	—

On July 29, 2002, the Company purchased 147,322 shares of the Common Stock from Mr. McGhan for $8.96 per share for a total of $1,320,000. The price per share was determined by reference to the closing price quoted on the New York Stock Exchange on July 29, 2002. The Board of Directors determined to purchase the shares from Mr. McGhan because he was subject to a margin call during a blackout period under the Hanover insider trading policy, and therefore, could not sell such shares to the public to cover the margin call without being in violation of the policy.

On August 1, 2002, the Company entered into a Separation Agreement with Mr. McGhan. The agreement sets forth a mutual agreement to sever the relationships between Mr. McGhan and Hanover, including the employment relationships of Mr. McGhan with Hanover and its affiliates. In the agreement, the parties also documented their understandings with respect to: (i) the posting of

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

additional collateral by Mr. McGhan to secure repayment of loans owed by Mr. McGhan to Hanover; and (ii) certain waivers and releases by Mr. McGhan. In the agreement, Mr. McGhan made certain representations as to the status of the outstanding loans payable by Mr. McGhan to Hanover, the documentation for the loans and the enforceability of his obligations under the loan documents. The loans were not modified and must be repaid in accordance with their original terms. In addition, the agreement provided that Mr. McGhan may exercise his vested stock options pursuant to the post-termination exercise periods set forth in the applicable plan. Since the date of the agreement, Mr. McGhan has exercised all such vested stock options and the net shares from such exercise have been posted as collateral for his outstanding indebtedness to the Company. In addition, Mr. McGhan agreed, among other things, not to compete with Hanover and not to solicit Hanover employees or customers under terms described in the agreement for a period of twenty-four months after the effective date of the agreement. In consideration for this non-compete/non-solicitation agreement, Hanover agreed to pay Mr. McGhan $33,333 per month for a period of eighteen months after the effective date of the agreement.

Charles D. Erwin. Mr. Erwin served as Chief Operating Officer of the Company since April 2001 and served as Senior Vice President—Sales and Marketing since May 2000. Mr. Erwin resigned from these positions on August 2, 2002. In 2000, the Company advanced $824,087 to Mr. Erwin in return for a promissory note. In 2002 and 2001, according to the terms of the original note, the Company recorded compensation expense and forgave $207,382 and $145,118 of such indebtedness (which included $42,565 and $62,709 of accrued interest), respectively. The balance of the loan was repaid in full by Mr. Erwin in December 2002. Set forth below is information concerning the indebtedness of Mr. Erwin to Hanover as of December 31, 2001, 2001 and 2000:

Year	Aggregate Note Principal Amount Outstanding at Period End	Largest Note Principal Amount Outstanding during each Period	Weighted Average Rate of Interest at Period End
2002	$—	$631,800	4.3%
2001	$631,800	$769,148	4.8%
2000	$769,148	$824,087	9.5%

On August 2, 2002, the Company entered into a Separation Agreement with Mr. Erwin. The agreement sets forth a mutual agreement to sever the relationships between Mr. Erwin and Hanover, including the employment relationships of Mr. Erwin with Hanover and its affiliates. In the agreement, the parties also documented their understandings with respect to: (i) the posting of additional collateral by Mr. Erwin to secure repayment of an outstanding loan owed by Mr. Erwin to Hanover; (ii) certain waivers and releases by Mr. Erwin; and (iii) the payment of a reasonable and customary finders fee for certain proposals brought to Hanover’s attention by Mr. Erwin during the twenty-four month period after the effective date of the agreement. In the agreement, Mr. Erwin has made certain representations as to the status of an outstanding loan payable by Mr. Erwin to Hanover, the documentation for the loan and the enforceability of the his obligations under the loan documents. The loan was not modified and as noted above this note was repaid in full in December 2002. In addition, the agreement provides that Mr. Erwin may exercise his vested stock options pursuant to the post-termination exercise periods set forth in the applicable plan. Since the date of the agreement, Mr. Erwin has exercised all such vested stock options. Mr. Erwin’s non-vested stock options were forfeited as of August 2, 2002. In addition,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

Mr. Erwin agreed, among other things, not to compete with Hanover and not to solicit Hanover employees or customers under terms described in the agreement for a period of twenty-four months after the effective date of the agreement. In consideration for this non-compete/non-solicitation agreement, Hanover agreed to pay Mr. Erwin $20,611 per month for a period of eighteen months after the effective date of the agreement.

Joe C. Bradford. In August 2002, our Board of Directors did not reappoint Mr. Bradford to the position of Senior Vice President—Worldwide Operations Development, which he held since May 2000. On September 27, 2002, Mr. Bradford resigned his employment with Hanover. In 2000, the Company advanced $764,961 to Mr. Bradford in return for a promissory note that matures in June 2004. In 2002 and 2001, according to the terms of the note, the Company recorded compensation expense and forgave $192,504 and $134,706 of such indebtedness (which included $39,512 and $58,210 of accrued interest), respectively. Set forth below is information concerning the indebtedness of Mr. Bradford to Hanover as of December 31, 2002, 2001 and 2000:

Year	Aggregate Note Principal Amount Outstanding at Period End	Largest Note Principal Amount Outstanding during each Period	Weighted Average Rate of Interest at Period End
2002	$535,473	$579,845	4.3%
2001	$579,845	$706,022	4.8%
2000	$706,022	$764,961	9.5%

19.    Commitments and Contingencies

Rent expense, excluding lease payments for the leasing transactions described in Note 12, for 2002, 2001 and 2000 was approximately $4,142,000, $4,008,000, and $2,159,000 respectively. Commitments for future minimum rental payments exclusive of those disclosed in Note 12 under noncancelable operating leases with terms in excess of one year at December 31, 2002 are (in thousands): 2003—$4,947; 2004—$4,000; 2005—$2,617; 2006—$590; 2007—$94 and $131 thereafter.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

Hanover has issued the following guarantees which are not recorded on the Company’s Consolidated Balance Sheet:

	Term	Maximum Potential Undiscounted Payments as of December 31, 2002
		(in thousands)
Indebtedness of non-consolidated affiliates:
Simco/Harwat Consortium (1)	2003	$13,188
El Furrial (1)	2013	43,512

Other:
Leased compression equipment residual value	2004-2011	881,299
Performance guarantees through letters of credit (2)	2003-2007	14,635
Standby letters of credit	2003-2004	42,035
Bid bonds and performance bonds (2)	2003-2007	72,341

		$1,067,010

(1)	The Company has guaranteed the debt within this non-consolidated affiliate up to the Company’s ownership percentage in such affiliate. (See Note 8).
(2)	The Company has issued guarantees to third parties to ensure performance of its obligations some of which may be fulfilled by third parties.

As part of the POI acquisition, as of December 31, 2002 we were required to pay up to $58.0 million to Schlumberger from the proceeds of the financing of PIGAP II, a South American joint venture, a minority interest of which was acquired by Hanover in the acquisition of POI. Because the joint venture failed to execute the financing on or before December 31, 2002, we had the right to put our interest in the joint venture back to Schlumberger in exchange for a return of the purchase price allocated to the joint venture, plus the net amount of any capital contributions by Hanover to the joint venture. In January 2003, we exercised our right to put our interest in the joint venture back to Schlumberger. If not exercised, the put right would have expired as of February 1, 2003. The consummation of the transfer of Hanover’s interest in the joint venture back to Schlumberger is subject to certain consents. Hanover is currently in discussions with Schlumberger to explore the possibility of entering into a new agreement under which Hanover would retain the 30% ownership interest in the joint venture. In light of the ongoing discussions between Hanover and Schlumberger relating to the put, the parties have agreed to postpone the closing date to no later than May 31, 2003. At December 31, 2002, the Company expected the $58,000,000 obligation together with accrued interest to be paid in 2003, this obligation is recorded in accrued liabilities in the accompanying balance sheet. The purchase price is also subject to a contingent payment by Hanover to Schlumberger based on the realization of certain tax benefits by Hanover over the next 15 years.

Commencing in February 2002, approximately 15 putative securities class action lawsuits were filed against us and certain of our officers and directors in the United States District Court for the Southern District of Texas. These class actions have been consolidated into one case, Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust, On Behalf of Itself and All Others Similarly Situated, Civil Action No. H-02-0410, naming as defendants Hanover Compressor Company, Mr. Michael J. McGhan, Mr. William S. Goldberg and Mr. Michael A. O’Connor. The plaintiffs in these

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

securities actions purport to represent purchasers of our common stock during various periods ranging from May 15, 2000 through January 28, 2002. The complaints assert various claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and seek unspecified amounts of compensatory damages, interest and costs, including legal fees. The court entered an order appointing Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust and others as lead plaintiffs on January 7, 2003 and appointed Milberg, Weiss, Bershad, Hynes & Lerach LLP as lead counsel. A consolidated amended complaint is currently due to be filed on or before April 7, 2003.

Commencing in February 2002, four derivative lawsuits were filed in the United States District Court for the Southern District of Texas, two derivative lawsuits were filed in state district court for Harris County, Texas (one of which was nonsuited and the second of which was removed to Federal District Court for the Southern District of Texas) and one derivative lawsuit was filed in the Court of Chancery for the State of Delaware in and for New Castle County. These derivative lawsuits, which were filed by certain of our shareholders purportedly on behalf of the Company, allege, among other things, that our directors breached their fiduciary duties to shareholders and seek unspecified amounts of damages, interest and costs, including legal fees. The derivative actions in the United States District Court for the Southern District of Texas were consolidated on August 19 and August 26, 2002. With that consolidation, the currently pending derivative lawsuits are:

Plaintiff	Defendants	Civil Action No.	Court	Date Instituted
Harbor Finance Partners, derivatively on behalf of Hanover Compressor Company	Michael J. McGhan, William S. Goldberg, Ted Collins, Jr., Robert R. Furgason, Melvyn N. Klein, Michael A. O’Connor, and Alvin V. Shoemaker, Defendants and Hanover Compressor Company, Nominal Defendant	H-02-0761	United States District Court for the Southern District of Texas	03/01/02

Coffelt Family, LLC, derivatively on behalf of Hanover Compressor Company	Michael A. O’Connor, Michael J. McGhan, William S. Goldberg, Ted Collins, Jr., Melvyn N. Klein, Alvin V. Shoemaker, and Robert R. Furgason, Defendants and Hanover Compressor Company, Nominal Defendant	19410-NC	Court of Chancery for the State of Delaware State Court in New Castle County	02/15/02

Motions are currently pending for appointment of lead counsel in the consolidated derivative actions in the Southern District of Texas. Currently, the Company will be required to file an answer or otherwise move with respect to the derivative action filed in Delaware by May 3, 2003. The Board of Directors has formed a Special Litigation Committee to address the issues raised by the derivative suits. Subject to the work of that Committee and its instructions, we intend to defend these cases vigorously.

The putative class action securities lawsuit and the derivative lawsuits are at an early stage. Consequently, it is premature at this time to predict liability or to estimate the damages, or the range of damages, if any, that we might incur in connection with such actions. An adverse outcome in these actions could have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

On November 14, 2002, the Securities and Exchange Commission issued a Formal Order of Private Investigation relating to the matters involved in the restatements of our financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

We are cooperating fully with the Fort Worth District Office staff of the Securities and Exchange Commission. It is too soon to determine whether the outcome of this investigation will have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

In January 24, 2003, Plumbers & Steamfitters, Local 137 Pension Fund and John Petti filed a putative securities class action against PricewaterhouseCoopers LLP, which is Hanover’s auditor. The alleged class is all persons who purchased the equity or debt securities of Hanover Compressor Company or its affiliates from March 8, 2000 through and including October 23, 2002. On February 13, 2003, the court consolidated this action with Civil Action No. H-02-0410.

On March 26, 2003, Ann Angleopoulos filed a putative class action against Hanover, Michael McGhan, Michael O’Conner, Chad Deaton and other purportedly unknown defendants. The alleged class is comprised of persons who between November 8, 2000 and the present participated in or were beneficiaries of The Hanover Companies Retirement and Savings Plan, which was established by Hanover pursuant to Section 401(k) of the United States Internal Revenue Code of 1986, as amended. The purported class action seeks relief under the Employee Retirement Income Security Act based upon Hanover’s and the individual defendants’ alleged mishandling of the Company’s 401(k) Plan. The Company has not yet been served with the complaint in this action.

As of December 31, 2002, the Company has paid approximately $7,734,000 in legal related expenses in connection with the internal investigations, the putative class action securities lawsuits, the derivative lawsuits and the Securities and Exchange Commission investigation. Of this amount, the Company has paid approximately $999,000 on behalf of officers and directors in connection with the above-named proceedings. The Company intends to pay the litigation costs of its officers and directors, subject to the limitations imposed by Delaware law and the Company’s certificate of incorporation and bylaws. The Company expects to be reimbursed for all or a portion of these litigation expenses from the Company’s directors’ and officers’ insurance policies.

In the ordinary course of business the Company is involved in various other pending or threatened legal actions, including environmental matters. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from these actions will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. (See Note 26.)

20.    Accounting for Derivatives

We adopted SFAS 133, as amended by SFAS 137 and SFAS 138, effective January 1, 2001. SFAS 133 requires that all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged item pending recognition in earnings. Prior to 2001, we entered into two interest rate swaps which were outstanding at December 31, 2002 with notional amounts of $75,000,000 and $125,000,000 and strike rates of 5.51% and 5.56%, respectively. These swaps were to expire in July 2001; however, they were extended for an additional two years at the option of the counterparty and now expire in July 2003. The difference paid or received on the swap transactions is recorded as an accrued lease liability and is recognized in leasing expense. On January 1, 2001, in accordance with the transition provisions of

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

SFAS 133, we recorded a loss resulting from the cumulative effect of an accounting change in the statement of operations of approximately $164,000, net of tax benefit of $89,000. During the year ended December 31, 2002 and 2001, we recognized an unrealized gain of approximately $3,245,000 and an additional unrealized loss of approximately $7,596,000, respectively, related to the change in the fair value of these interest rate swaps, which are included as a component of leasing expense in the accompanying consolidated statement of operations, because these swaps did not meet the specific hedge criteria as a result of the counterparty’s option to extend the interest rate swaps. Further, management decided not to designate the interest rate swaps as hedges at the time they were extended by the counterparty. At December 31, 2002, we recorded approximately $4,606,000 in accrued liabilities with respect to the fair value adjustment related to these interest rate swaps. The fair value of these interest rate swaps will fluctuate with changes in interest rates over their remaining terms and the fluctuations will be recorded in the statement of income.

During the second quarter of 2001, we entered into three additional interest rate swaps to convert variable lease payments under certain lease arrangements to fixed payments as follows:

Lease	Maturity Date	Strike Rate	Notional Amount
March 2000	3/11/05	5.2550%	$100,000,000
August 2000	3/11/05	5.2725%	$100,000,000
October 2000	10/26/05	5.3975%	$100,000,000

These three swaps, which we have designated as cash flow hedging instruments, meet the specific hedge criteria and any changes in their fair values have been recognized in other comprehensive income. During the year ended December 31, 2002 and 2001, we recorded a loss of approximately $13,640,000 and $9,343,000 million, respectively, net of tax of $4,774,000 and $3,270,000 with respect to these three swaps, in other comprehensive income. As of December 31, 2002, a total of approximately $11,476,000 was recorded in accrued current liabilities and approximately $11,507,000 in other long-term liabilities with respect to the fair value adjustment related to these three swaps.

The counterparties to the interest rate swap agreements are major international financial institutions. We continually monitor the credit quality of these financial institutions and do not expect non-performance by any counterparty, although such non-performance could have a material adverse effect on us.

21.    New Accounting Pronouncements

In June 2001, the FASB issued SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets (“SFAS 143”). SFAS 143 establishes the accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. This statement is effective for Hanover on January 1, 2003. The Company is currently assessing the new standard and does not believe it will have a material impact on its consolidated results of operations, cash flows or financial position.

In August 2001, the FASB issued SFAS 144. The new rules supersede SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (“SFAS 121”). The new rules retain many of the fundamental recognition and measurement provisions of SFAS 121, but significantly change the criteria for classifying an asset as held-for-sale. SFAS 144 is effective for fiscal

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

years beginning after December 15, 2001. The Company has adopted the new standard, which had no material effect on its consolidated results of operations, cash flows or financial position.

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (“SFAS 145”). The Statement updates, clarifies and simplifies existing accounting pronouncements. Provisions of SFAS 145 related to the rescission of Statement 4 are effective for us on January 1, 2003. The provisions of SFAS 145 related to SFAS 13 are effective for transactions occurring after May 15, 2002. The Company has adopted the provisions of the new standard related to SFAS 13, which had no material effect on its consolidated results of operations, cash flows or financial position.

In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), which addresses accounting for restructuring and similar costs. SFAS 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue (“EITF”) No. 94-3. We will adopt the provision of SFAS 146 for restructuring activities initiated after December 31, 2002. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

In November 2002, the EITF reached a consensus on Issue No. 00-21 (EITF 00-21), Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. EITF 00-21 will be effective for interim periods beginning after June 15, 2003. The Company is currently evaluating the impact of adoption of EITF 00-21 on its financial position and results of operations.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company has adopted the disclosure provisions which are included within these financials and is currently evaluating the impact of adoption of the recognition and measurement provisions of FIN 45 on its financial position and results of operations.

In December 2002, the FASB issued Statement of SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS 148”). SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation (“SFAS 123”), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company has

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

adopted the disclosure provisions which are included within these financials and is currently evaluating the impact of adoption of SFAS 148 on its financial position and results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an interpretation of ARB 51”. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). FIN 46 applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 will require us to include in our consolidated financial statements the special purpose entities that lease compression equipment to us beginning in July 2003. If these special purpose entities had been consolidated in Hanover’s financial statements as of December 31, 2002, Hanover would add approximately $1,031,000,000 in compressor equipment and approximately $1,140,000,000 in debt to its balance sheet and reverse $109,000,000 of deferred gains that were recorded on its balance sheet as a result of the sale and leaseback transactions. In addition, Hanover would record depreciation expense on the compression equipment for prior periods (net of tax) as part of the cumulative effect of the adoption of FIN 46 and would record depreciation expense in future periods. The Company is currently evaluating the impact of recording depreciation for prior periods. After the adoption of FIN 46, the Company estimates that it will record approximately $20,000,000 per year in additional depreciation expense on its leased compression equipment.

22.    April 2002 Restatement

In conjunction with a review of our joint ventures and other transactions conducted by counsel under the direction of the Audit Committee in early 2002, the Company determined to restate its financial statements for the year ended December 31, 2000. See Note 23 for information regarding the further restatement of the 2000 consolidated financial statements.

The transactions involved in the April 2002 restatement, which are detailed further below are: (i) the Cawthorne Channel project in Nigeria initially conducted through the Hampton Roads Shipping Investors II, L.L.C. joint venture; (ii) the acquisition of two compressors in a non-monetary exchange transaction; (iii) a compressor sale transaction; and (iv) the sale of a turbine engine. The impact of the restatement for the year ended December 31, 2000 is summarized below:

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

	As Filed (1)	Cawthorne Channel Project in Nigeria/Hampton Roads Joint Venture	Acquisitions of Compressors In Non-Monetary Exchange	Compressor Sale Transaction	Sale of Turbine Engine	Restated (1)
	(in thousands except per share amounts)
Revenues:
Rentals	$254,515	$—	$—	$—	$—	$254,515
Parts, service and used equipment	133,340	—	—	(12,004)	(7,500)	113,836
Compressor fabrication	96,838	(6,568)	—	—	—	90,270
Production and processing equipment fabrication	88,572	(9,451)	—	—	—	79,121
Gain on sale of other assets	5,743	—	(2,225)	—	—	3,518
Gain on change in interest in non-consolidated affiliate	864	—	—	—	—	864
Other	4,768	—	—	—	—	4,768

Total revenues	584,640	(16,019)	(2,225)	(12,004)	(7,500)	546,892

Expenses:
Rentals	87,992	—	—	—	—	87,992
Parts, service and used equipment	94,106	—	—	(7,954)	(6,194)	79,958
Compressor fabrication	81,996	(5,242)	—	—	—	76,754
Production and processing equipment fabrication	69,281	(6,597)	—	—	—	62,684
Selling, general and administrative	51,742	26	—	—	—	51,768
Depreciation and amortization	52,188	—	—	—	—	52,188
Lease expense	45,484	—	—	—	—	45,484
Interest expense	14,836	212	—	—	—	15,048

Total expenses	497,625	(11,601)	—	(7,954)	(6,194)	471,876

Income (loss) from continuing operations before income taxes	87,015	(4,418)	(2,225)	(4,050)	(1,306)	75,016
Provision for (benefit from) income taxes	32,309	(1,644)	(827)	(1,507)	(486)	27,845

Income (loss) from continuing operations	54,706	(2,774)	(1,398)	(2,543)	(820)	47,171
Income (loss) from discontinued operations	3,993	—	—	—	—	3,993

Net income (loss)	$58,699	$(2,774)	$(1,398)	$(2,543)	$(820)	$51,164

Basic earnings per common share:
Income from continuing operations	$0.89					$0.77
Income from discontinued operations	0.06					0.06

Net income	$0.95					$0.83

Diluted earnings per common share:
Income from continuing operations	$0.82					$0.71
Income from discontinued operations	0.06					0.06

Net income	$0.88					$0.77

(1)	As reclassified for 2002 presentation, see Note 3 for a discussion of discontinued operations.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

Cawthorne Channel Project in Nigeria/Hampton Roads Joint Venture

Cawthorne Channel is a project to build, own and operate barge-mounted gas compression and gas processing facilities to be stationed in a Nigerian coastal waterway as part of the performance of a contract between Global Energy and Refining Ltd. (“Global”) and Shell Petroleum Development Company of Nigeria Limited, the Nigerian operating unit of The Royal/Dutch Shell Group (“Shell”). The Company entered into a contract with Global in June 1999 to fabricate and lease facilities to Global to assist Global in fulfilling its obligations under its contract with Shell. Subsequently, the Company acquired 1,000,000 shares of preferred stock in Global in settlement of a $1.1 million debt owed by Global to the Company.

In September 2000, the Company and an unrelated third party formed a joint venture known as Hampton Roads Shipping Investors II, L.L.C. (“Hampton Roads”) which was to own the gas processing facilities and lease them to Global. The Company held a 25% interest in Hampton Roads, and the third party held the remaining 75% interest. The Company’s initial capital contribution to Hampton Roads was $1,250,000 and the third party’s initial capital contribution was $3,750,000. The Company entered into a turnkey construction contract with Hampton Roads to fabricate the barges for the Cawthorne Channel project for $51,000,000. The barges were to be used pursuant to a 10-year contract with Shell to commence September 30, 2001. During the first quarter of 2001, the scope of the project was reduced requiring less costly gas processing facilities of approximately $43,000,000 and the contract term was extended to 15 years with a projected start date of September 2003. Since the lease had not started yet, the Company recorded no income attributable to its equity ownership in the venture.

The Company accounted for the work performed under the turnkey construction contract using the percentage of completion method of accounting, and recorded 75% of the revenue and net income, based on the third party’s ownership share of Hampton Roads. Based upon the discovery of a commitment by the Company to loan Hampton Roads up to $43,500,000 for the purpose of paying the balance of the turnkey construction contract and a guarantee by the Company to refund the capital contributed by the third party should certain conditions not be met, the Company concluded that it had retained substantial risk of ownership with respect to the third party’s interest. Accordingly, the Company determined to treat the project as if the Company had owned 100% of the project from its inception and reversed the revenue and net income previously recognized.

In February 2002, the Company purchased the 75% interest in Hampton Roads that it did not own. The Company now owns 100% of the venture and will recognize the rental revenues pursuant to its contract with Global once startup begins.

Acquisition of Compressors In Non-Monetary Exchange

In the third quarter of 2000, the Company acquired two compressors in a non-monetary exchange transaction with an independent oil and gas producer. In the transaction, the Company acquired the two compressors in exchange for certain gas reservoir rights that the Company had obtained in settlement of a payment default by one of its customers. The Company accounted for the transaction as an exchange of non-monetary assets and recorded $2,225,000 in revenue and pre-tax income in 2000. In 2002, the Company discovered that it had made certain guarantees with respect to the performance of the oil and gas reservoir rights. Therefore, the Company concluded that the earnings process was not complete in the third quarter of 2000 and that the Company retained an ongoing risk

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

of not recovering the fair value of the compressors received in exchange for the oil and gas properties. Based on this analysis, the Company restated its financial results for the third quarter of 2000 to reverse the $2,225,000 in revenue it had originally recognized on the transaction.

Compressor Sale Transaction

The Company sold 33 gas compressors to a gas pipeline system then controlled by Enron for $12,004,000 pursuant to invoices issued in December 2000. The Company recorded $4,050,000 of pre-tax income from the transaction in the fourth quarter of 2000. In January 2001, the Company entered into an agreement with its customer to provide transition services and settle claims between the parties arising from the operation of the compressors prior to their sale. The agreement also provided for the issuance of a bill of sale. Upon further evaluation of the transaction, the Company determined to recognize revenue and net income in January 2001 when the bill of sale was issued.

Sale of Turbine Engine

In the fourth quarter of 2000, the Company entered the non-oil field power generation market to take advantage of rising electricity demand and purchased used turbines to carry out this effort. In connection with this effort, the Company agreed to sell a turbine to a third party on extended credit and recognized revenues of $7,500,000 and $1,306,000 of pre-tax income in the fourth quarter of 2000. In early 2001, the third party assigned their interest in the turbine to another unrelated third party. The Company was ultimately paid for the turbine in December 2001. Based on the information provided to the Company at the time of the April 2002 restatement, the Company determined that revenue should have been recognized for this transaction in the fourth quarter of 2001 when payment was received and collectability was assured. As a result of the discovery of new information, the Company determined to restate the sale of the turbine engine recorded in the fourth quarter of 2001. See Sale and Purchase of Turbine Engine in Note 23.

Reclassification

The Company determined that the deferred gain related to the 1999 and 2000 leases was calculated in error. A reclassification between property, plant and equipment and other liabilities has been made to correct this matter. This reclassification had no impact on net income.

23.    November 2002 Restatement

In October 2002, a special committee of the Board of Directors together with the Audit Committee of the Board and company management, aided by outside legal counsel, completed an extensive investigation of transactions recorded during 2001, 2000 and 1999, including those transactions restated by the Company in April 2002 (see Note 22). As a result of this investigation, the Company determined, to restate its financial results further for the years ended 2001 and 2000 and 1999.

The transactions involved in the November 2002 restatement, which are detailed below, are: (i) sale of compression and production equipment; (ii) a delay penalty; (iii) a turbine sale and purchase; (iv) an agreement to provide technical assistance to an Indonesian company; (v) a scrap sale transaction; (vi) the sale of certain used compression equipment; and (vii) the recording of pre-acquisition revenues associated with a business acquired by Hanover. In addition, the Company restated the following transactions by reversing their impact from the quarter originally recorded in 2000 and recording them in a subsequent quarter of 2000: (i) the sale of an interest in a power plant in Venezuela; (ii) an agreement to provide services to a company ultimately acquired by Hanover; and (iii) the sale of four used compressors. These three transactions are not reflected in the tables below because they had no impact on the overall financial results for 2001 or 2000.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The impact of the November 2002 restatement for the year ended December 31, 2000 is summarized below:

	As Filed April 2002(1)	Indonesia Technical Assistance Revenue	Scrap Sale Transaction	Sale of Used Compression Equipment	Pre- Acquisition Revenue	Sale Of Compression And Production Equipment	Delay Penalty	Restated(1)
	(in thousands, except per share amounts)
Revenues:
Rentals	$254,515	$(678)	$—	$—	$—	$—	$—	$253,837
Parts, service and used equipment	113,836	—	—	—	—	(310)	—	113,526
Compressor fabrication	90,270	—	—	—	—	—	—	90,270
Production and processing equipment fabrication	79,121	—	—	—	—	—	—	79,121
Equity in income of non-consolidated affiliates	3,518	—	—	—	—	—	—	3,518
Gain on change in interest in non-consolidated affiliate	864	—	—	—	—	—	—	864
Other	4,768	—	—	—	—	—	920	5,688

Total revenues	546,892	(678)	—	—	—	(310)	920	546,824

Expenses:
Rentals	87,992	—	—	—	—	—	—	87,992
Parts, service and used equipment	79,958	—	—	—	—	—	—	79,958
Compressor fabrication	76,754	—	—	—	—	—	—	76,754
Production and processing equipment fabrication	62,684	—	—	—	—	—	—	62,684
Selling, general and administrative	51,768	—	—	—	—	—	—	51,768
Depreciation and amortization	52,188	—	—	—	—	—	—	52,188
Lease expense	45,484	—	—	—	—	—	—	45,484
Interest expense	15,048	—	—	—	—	—	—	15,048

Total expenses	471,876	—	—	—	—	—	—	471,876

Income (loss) from continuing operations before income taxes	75,016	(678)	—	—	—	(310)	920	74,948
Provision for (benefit from) income taxes	27,845	(258)	—	—	—	(118)	349	27,818

Income (loss) from continuing operations	47,171	(420)	—	—	—	(192)	571	47,130

Income (loss) from discontinued operations, net of tax	3,993	—	(434)	(372)	(678)	—	—	2,509

Net income (loss)	$51,164	$(420)	$(434)	$(372)	$(678)	$(192)	$571	$49,639

Basic earnings per common share:
Income from continuing operations	$0.77							$0.76
Income from discontinued operations	0.06							0.04

Net income	$0.83							$0.80

Diluted earnings per common share:
Income from continuing operations	$0.71							$0.71
Income from discontinued operations	0.06							0.04

Net income	$0.77							$0.75

(1)	As reclassified for 2002 presentation, see Note 3 for a discussion of discontinued operations.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The impact of the November 2002 restatement for the year ended December 31, 2001 is summarized below:

	As Filed April 2002 (1)	Turbine Sale and Purchase	Indonesia Technical Assistance Revenue	Overstatement of Mark to Market Expense	Scrap Sale Transaction	Sale Of Compression And Production Equipment	Restated (1)
	(in thousands, except per share amounts)
Revenues:
Rentals	$400,776	$—	$—	$—	$—	$—	$400,776
Parts, service and used equipment	222,648	(7,500)	(276)	—	—	—	214,872
Compressor fabrication	223,519	—	—	—	—	—	223,519
Production and processing equipment fabrication	184,040	—	—	—	—	—	184,040
Equity in income of non-consolidated affiliates	9,350	—	—	—	—	—	9,350
Other	8,403	—	—	—	—	—	8,403

Total	1,048,736	(7,500)	(276)	—	—	—	1,040,960

Expenses:
Rentals	140,998	—	—	—	—	—	140,998
Parts, service and used equipment	158,607	(6,194)	(428)	—	—	716	152,701
Compressor fabrication	188,122	—	—	—	—	—	188,122
Production and processing equipment fabrication	147,824	—	—	—	—	—	147,824
Selling, general and administrative	92,172	—	—	—	—	—	92,172
Depreciation and amortization	88,823	—	—	—	—	—	88,823
Lease expense	79,274	—	—	(1,243)	—	—	78,031
Interest expense	23,904	—	—	—	—	—	23,904
Foreign currency translation	6,658	—	—	—	—	—	6,658
Other	9,727	—	—	—	—	—	9,727

Total expenses	936,109	(6,194)	(428)	(1,243)	—	716	928,960

Income (loss) from continuing operations before income taxes	112,627	(1,306)	152	1,243	—	(716)	112,000
Provision for (benefit from) income taxes	42,627	(496)	58	472	—	(273)	42,388

Income (loss) from continuing operations	70,000	(810)	94	771	—	(443)	69,612
Income from discontinued operations net of taxes	2,801	—	—	—	164	—	2,965

Net income (loss) before cumulative effect of accounting change	72,801	(810)	94	771	164	(443)	72,577
Cumulative effect of accounting change for derivative instruments, net of income tax	(164)	—	—	—	—	—	(164)

Net income (loss)	$72,637	$(810)	$94	$771	$164	$(443)	$72,413

Basic earnings per common share:
Income from continuing operations	$0.96						$0.96
Income from discontinued operations	0.04						0.04

Net income	$1.00						$1.00

Diluted earnings per common share:
Income from continuing operations	$0.92						$0.91
Income from discontinued operations	0.03						0.03

Net income	$0.95						$0.94

(1)	As reclassified for 2002 presentation, see note 3 for a discussion of discontinued operations.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

	As filed	Restatement Items	Restated
	(in thousands)
Inventory	$216,405	$(750)	$215,655
Property, plant and equipment, net	1,153,691	(2,178)	1,151,513
Goodwill, net	245,478	(3,300)	242,178
Intangible and other assets	79,615	(962)	78,653
Total assets	2,272,966	(7,190)	2,265,776
Other liabilities	131,519	(1,243)	130,276
Deferred income taxes	167,704	(2,212)	165,492
Total liabilities	1,143,513	(3,455)	1,140,058
Retained earnings	223,997	(3,735)	220,262
Total liabilities and common stockholders’ equity	2,272,966	(7,190)	2,265,776

Sale of Compression and Production Equipment

In the fourth quarter of 1999, the Company recorded three transactions totaling $4,170,000 in revenue from the sale of used compression and production equipment. An additional $310,000 in revenue was recorded on one of the transactions in the second quarter of 2000. Based on further evaluation of the terms of the three transactions, the Company determined that the sales were consignment sales and should not have recognized revenue or income on these transactions. The receivables recorded by the Company in 1999 in two of the transactions were cleared in 2000 when the Company purchased the buyer of the compression and production equipment in business acquisition transactions. The Company ultimately repurchased the equipment sold in the third transaction back from the buyer. In the second quarter of 2001, the Company resold a portion of the compression equipment originally recorded as sold in 1999 and should have recorded an additional $716,000 pre-tax expense on the sale.

Delay Penalty

In July 1999, the Company entered into a Contract Gas Processing Master Equipment and Operating Agreement (the “Agreement”) with a customer. The customer failed to satisfy certain conditions of the Agreement for which it later agreed to pay up to $1,100,000 as a delay penalty. The Company and the customer executed an addendum to the original Agreement effective February 25, 2000 whereby the customer acknowledged the amount of penalty that would be paid. In 1999, the Company recognized and recorded $920,000 of this penalty as revenue. The Company determined that the penalty should not have been recognized until it had executed the addendum to the Agreement in February 2000. Later in 2000, the Company entered into a Stock Issuance Agreement with the customer whereby the Company purchased an equity interest in the customer in exchange for the amount the customer owed to the Company for the delay payment.

Turbine Engine Sale and Purchase

As described in Note 22 under the heading “Sale of Turbine Engine” above, in the fourth quarter of 2000, the Company entered into an agreement to sell a turbine to a third party. In the April 2002 restatement, based on information provided to the Company at that time, the Company restated the

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

transaction to recognize the $7,500,000 in revenue in the fourth quarter of 2001, when full payment was received. Through the Company’s subsequent investigation, it discovered that in the fourth quarter of 2001, the Company purchased an interest in a turbine engine package from a third party for $8,000,000. The third party was the same entity that had ultimately purchased the Company’s turbine engine. Based upon an evaluation of this new information, the Company has determined to account for these transactions as a non-monetary exchange, rather than a sale and purchase transaction. Accordingly, the revenue and related expense which was recorded in the fourth quarter of 2001 was reversed.

Indonesian Technical Assistance Revenue

In the second quarter of 2000, the Company entered into an agreement to provide technical assistance services to an independent oil and gas producer in Indonesia. Under the agreement, the Company purchased for $1.1 million an option to acquire a controlling interest in the Indonesian company as well as certain inventory. Based on the agreement, the Company recognized revenue of $378,000 in the first quarter of 2000, $300,000 in the second quarter of 2000, $138,000 in the second quarter of 2001, and $138,000 in the third quarter of 2001. The Company has determined, following a review of the transaction, that the payments made to the Company are more properly characterized as a return of the Company’s investment in the option rather than as payments for the provision of services. Accordingly, the Company determined that the payments received from the Indonesian company should be recorded as a return of investment in the option instead of revenue.

Overstatement of Mark to Market Expense

In the fourth quarter of 2001, the Company overstated by $1,243,000 the mark to market expense related to its interest rate swaps that are recorded in other expense.

Scrap Sale Transaction

In the third quarter of 2000, the Company recorded $700,000 of revenue from the sale of scrap inventory to an independent salvage metal company, pursuant to invoices issued in September 2000. Based upon the evaluation of when the scrap inventory was delivered and paid for in connection with this transaction, the Company has determined that no revenue should have been recorded in 2000 and that it should have recognized $264,000 in revenue on this transaction in the fourth quarter of 2001. Accordingly, the $700,000 of revenue was reversed in 2000.

Sale of Used Compression Equipment

In the fourth quarter of 2000, the Company recognized $1,500,000 in revenue and $1,200,000 in pre-tax income from the sale of used compression equipment by a Company subsidiary. The compression equipment was acquired as a result of the acquisition of a subsidiary by the Company less than six months prior to the sale of the equipment. Upon further evaluation of the transaction, the Company determined that the compression equipment should have been valued at $900,000 (instead of $300,000) in the allocation of the purchase price and the gain on the sale should be reduced by $600,000 with a corresponding adjustment made to reduce goodwill.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

Pre-Closing Revenue

In the second quarter of 2000, the Company completed negotiations for the acquisition of used equipment companies. The Company entered into acquisition agreements with effective dates of June 1, 2000 which were not completed until July 2000. The Company recorded $2,085,000 in revenue and $965,000 in pre-tax income in the second quarter of 2000 and $442,000 in revenue and $128,000 in pre-tax income in the third quarter of 2000, reflecting the results of the acquired entities for the period between the effective date of the acquisitions and the closing of the acquisitions. Upon further evaluation of this matter, the Company determined that these pre-closing results should not have been recorded.

Power Plant Sale

In the second quarter of 2000, the Company sold a 25% interest in a Venezuelan power plant to Energy Transfer Group, LLC (“ETG”) in an exchange of non similar assets. The Company accounted for the transaction as a sale and recorded a gain on sale of other assets of $1,250,000 in the second quarter of 2000. In 2000, the Company and ETG also discussed the possible purchase by the Company of an interest in a power generation facility in Florida with the Company making a payment toward that purchase in the second quarter of 2000. In the fourth quarter of 2000, these discussions resulted in the purchase by Hanover of a 10% interest in ETG. Upon further evaluation of this transaction, the Company determined that the revenue and pre-tax income from the exchange of the interest in the Venezuelan power plant should be moved from the second quarter of 2000 to the fourth quarter of 2000 to align with the completion of the exchange.

Management Fee Transaction

In the second quarter of 2000 the Company recorded $450,000 in revenue for management services provided to Ouachita Energy Corporation, a compression services company, pursuant to an invoice dated June 30, 2000. In the third quarter of 2000, the Company reversed the revenue, because the management fee was not agreed to by both parties until the fourth quarter of 2000. Upon further evaluation of the transaction, the Company determined that the reversal of revenue should have occurred in the second quarter of 2000.

Compressor Sale Transaction

In connection with the sale of four compressors, the Company recorded revenue of $1,486,000 and pre-tax income of $1,081,000 in the first quarter of 2000, and revenue of $750,000 and pre-tax income of $468,000 in the third quarter of 2000. Based upon further examination of the transaction, the Company has determined that it should have recognized the income from this transaction in the fourth quarter of 2000, when title to the equipment was transferred, rather than in the first and third quarters of 2000.

24.    Subsequent Events

In January 2003, we exercised our right to put our interest in the PIGAP II joint venture (See Note 8) back to Schlumberger. If not exercised, the put right would have expired as of February 1, 2003. The consummation of the transfer of Hanover’s interest in PIGAP II back to Schlumberger is subject to certain consents. Hanover is currently in discussions with Schlumberger to explore the

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

possibility of entering into a new agreement under which Hanover would retain the 30% ownership interest PIGAP II. In light of the ongoing discussions between Hanover and Schlumberger relating to the put, the parties have agreed to postpone the closing date to no later than May 31, 2003.

In February 2003, the Company executed an amendment to its bank credit facility and certain compression equipment leases that we entered into in 1999 and 2000. (See Note 11.) The amendment, which was effective as of December 31, 2002, modified certain financial covenants to allow the Company greater flexibility in accessing the capacity under the bank credit facility to support its short-term liquidity needs. In addition, at the higher end of the Company’s permitted consolidated leverage ratio, the amendment would increase the commitment fee under the bank credit facility by 0.125% and increase the interest rate margins used to calculate the applicable interest rates under all of the agreements by up to 0.75%. Any increase in the Company’s interest costs as a result of the amendment will depend on the Company’s consolidated leverage ratio at the end of each quarter, the amount of indebtedness outstanding and the interest rate quoted for the benchmark selected by the Company. As part of the amendment, the Company granted the lenders under these agreements a security interest in the inventory, equipment and certain other property of Hanover and the Company’s domestic subsidiaries, and pledged 66% of the equity interest in certain of Hanover’s foreign subsidiaries. In consideration for obtaining the amendment, the Company agreed to pay approximately $1.8 million in fees to the lenders under these agreements.

25.    Industry Segments and Geographic Information

The Company manages its business segments primarily on the type of product or service provided. The Company has five principal industry segments: Rentals—Domestic, Rentals—International, Parts, Service and Used Equipment, Compressor Fabrication and Production and Processing Equipment Fabrication. The Rentals segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Compressor Fabrication Segment involves the design, fabrication and sale of natural gas compression units and accessories to meet unique customer specifications. The Production and Processing Equipment Fabrication Segment designs, fabricates and sells equipment utilized in the production of crude oil and natural gas.

The Company evaluates the performance of its segments based on segment gross profit. Segment gross profit for each segment includes direct operating expenses. Costs excluded from segment gross profit include selling, general and administrative, depreciation and amortization, leasing, interest, foreign currency translation distributions on mandatorily redeemable convertible preferred securities, change in value of derivative instruments, goodwill impairment, other expenses and income taxes. Amounts defined as “Other” include equity in income of nonconsolidated affiliates, results of other insignificant operations and corporate related items primarily related to cash management activities. Revenues include sales to external customers and intersegment sales. Intersegment sales are accounted for at cost, except for compressor fabrication sales which are accounted for on an arms length basis. Intersegment sales and any resulting profits are eliminated in consolidation. Identifiable assets are tangible and intangible assets that are identified with the operations of a particular segment or geographic region, or which are allocated when used jointly. Capital expenditures include fixed asset purchases.

No single customer accounts for 10% or more of the Company’s revenues for during any of the periods presented. One vendor accounted for approximately $41,200,000 of the Company’s purchases in 2000.

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

The following tables present sales and other financial information by industry segment and geographic region for the years ended December 31, 2002, 2001 and 2000.

Industry Segments

	Domestic rentals	International rentals	Parts, service and used equipment	Compressor fabrication	Production equipment fabrication	Other	Eliminations	Consolidated
	(in thousands of dollars)
2002:
Revenues from external customers	$328,600	$189,700	$223,845	$114,009	$149,656	$23,000	$—	$1,028,810
Intersegment sales	—	6,718	54,249	60,790	12,848	5,057	(139,662)	—

Total revenues	328,600	196,418	278,094	174,799	162,504	28,057	(139,662)	1,028,810
Gross profit	207,860	132,121	44,001	14,563	22,214	23,000	—	443,759
Identifiable assets	763,161	792,554	92,609	90,639	245,366	169,700	—	2,154,029
Capital expenditures	120,581	101,349	1,093	441	26,706	—	—	250,170
Depreciation and amortization	90,160	54,249	1,233	1,282	4,257	—	—	151,181
2001: (Restated)
Revenues from external customers	$269,679	$131,097	$214,872	$223,519	$184,040	$17,753	$—	$1,040,960
Intersegment sales	—	2,858	72,930	112,748	7,110	4,600	(200,246)	—

Total revenues	269,679	133,955	287,802	336,267	191,150	22,353	(200,246)	1,040,960
Gross profit	174,476	85,302	62,171	35,397	36,216	17,753	—	411,315
Identifiable assets	867,544	683,829	145,010	153,198	194,081	222,114	—	2,265,776
Capital expenditures	450,172	137,805	6,763	399	24,626	20,118	—	639,883
Depreciation and amortization	45,743	33,685	1,259	4,774	3,362	—	—	88,823
2000: (Restated)
Revenues from external customers	$172,517	$81,320	$113,526	$90,270	$79,121	$10,070	$—	$546,824
Intersegment sales	—	1,200	31,086	89,963	3,653	7,413	(133,315)	—

Total revenues	172,517	82,520	144,612	180,233	82,774	17,483	(133,315)	546,824
Gross profit	112,181	53,664	33,568	13,516	16,437	10,070	—	239,436
Identifiable assets	428,332	431,362	13,226	202,390	125,377	45,485	—	1,246,172
Capital expenditures	214,460	58,801	—	874	723	—	—	274,858
Depreciation and amortization	29,568	15,117	—	4,381	3,122	—	—	52,188

Geographic Data

	United States	International(1)	Consolidated
	(in thousands of dollars)
2002:
Revenues from external customers	$692,823	$335,987	$1,028,810
Identifiable assets	$1,068,003	$1,086,026	$2,154,029
2001: (Restated)
Revenues from external customers	$730,702	$310,258	$1,040,960
Identifiable assets	$1,319,084	$946,692	$2,265,776
2000: (Restated)
Revenues from external customers	$424,837	$121,987	$546,824
Identifiable assets	$760,105	$486,067	$1,246,172

(1)	International operations include approximately $104,043,000 and $77,171,000 of revenues and $430,989,000 and $467,801,000 of identifiable assets for 2002 and 2001, respectively, related to operations and investments in Venezuela. Approximately $141,008,000 and $152,443,000 of the identifiable assets in 2002 and 2001, respectively, relates to the joint ventures acquired in connection with the POI acquisition completed in August 2001. (See Note 8).

HANOVER COMPRESSOR COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002, 2001 and 2000

26.    Other Expense

Other expense during 2002 included $15,950,000 in charges for investments in four non-consolidated affiliates which have experienced a decline in value which we believe to be other than temporary, a $500,000 write off of a purchase option for an acquisition which was abandoned, a $8,454,000 write down of notes receivable and $2,703,000 in other non-operating costs. Included in the $8,454,000 write down of notes receivable is a $6,021,000 reserve established for loans to employees who are not executive officers.

Other expenses during 2001 were $9,727,000 which included a $2,750,000 bridge loan commitment fee associated with Hanover’s acquisition of POI, a $5,013,000 write down of an investment in Aurion, a $965,000 litigation settlement and $999,000 in other non-operating expenses.

27.    Restructuring, Impairment and Other Charges

During 2002, the Company recorded restructuring, impairment and other charges. Below is a summary of these pre-tax charges and the line on the Company’s Consolidated Statement of Operations which was impacted by the charges (in thousands):

Inventory reserves—(in Parts and service and used equipment expense)	$6,800
Severance and other charges (in Selling, general and administrative)	6,160
Write off of idle equipment and assets to be sold or abandoned (in Depreciation and amortization	34,485
Goodwill impairments	52,103
Non-consolidated affiliate write downs/charges (in Other expense)	15,950
Write down of discontinued operations	58,282
Note receivable reserves (in Other expense)	8,454
Write-off of abandoned purchase option (in Other expense)	500

$182,734

For a further description of these charges see Notes 3, 4, 6, 7, 8, 9 and 26.

HANOVER COMPRESSOR COMPANY

SELECTED QUARTERLY UNAUDITED FINANCIAL DATA

The table below sets forth selected unaudited financial information for each quarter of the two years:

	1st quarter	2nd quarter(1)	3rd quarter	4th quarter (2)(3)
	(in thousands, except per share amounts)
2002:
Revenue(4)	$255,526	$262,220	$249,367	$261,697
Gross profit(4)	108,756	110,108	117,993	106,902
Net income	5,034	(55,241)	9,059	(74,920)
Earnings per common and common equivalent share:
Basic	$0.06	$(0.70)	$0.11	$(0.93)
Diluted	$0.06	$(0.70)	$0.11	$(0.93)

2001: (Restated)
Revenue(4)	$222,786	$235,203	$274,720	$308,251
Gross profit(4)	89,132	92,549	109,251	120,383
Net income	19,809	20,752	19,848	12,004
Earnings per common and common equivalent share:
Basic	$0.30	$0.30	$0.27	$0.15
Diluted	$0.27	$0.28	$0.26	$0.14

(1)	During the second quarter of 2002, the Company recorded a $47,500,000 goodwill impairment, $6,000,000 write down of assets held for sale, a $6,100,000 inventory reserve, a $500,000 write off of a purchase option for an acquisition which was abandoned and $14,100,000 write down related to investments in certain non-consolidated affiliates.
(2)	The Company incurred other expenses during the fourth quarter of 2001 which included a $5,013,000 write down of an investment in Aurion, a $965,000 litigation settlement, and $999,000 in other non-operating expenses. In addition, the Company incurred a $5,511,000 translation loss related to its foreign operations, primarily in Argentina and Venezuela.
(3)	The Company incurred other expenses during the fourth quarter of 2002 which included a $8,454,000 write down of notes receivable and a $1,850,000 write off related to Aurion. In addition, during the fourth quarter of 2002, the Company recorded i) $52,282,000 pre-tax charge for the estimated loss in fair-value from the carrying value expected to be realized at the time of disposal of its discontinued operations; ii) $34,485,000 in additional impairment to reduce the carrying value of certain idle compression equipment that are being retired and the acceleration of depreciation related to certain plants and facilities expected to be sold or abandoned; iii) $4,603,000 goodwill impairment related to the Company’s pump division which is expected to be sold in 2003; and iv) $2,720,000 in employee separation costs.
(4)	Amounts reflect reclassifications for discontinued operations. (See Note 3).

SCHEDULE II

HANOVER COMPRESSOR COMPANY

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions		Balance at End of Period
	(in thousands)
Allowance for doubtful accounts deducted from accounts receivable in the balance sheet
2002	$6,300	$7,091	$8,229	(1)	$5,162
2001	2,659	4,860	1,219	(1)	6,300
2000	1,730	3,198	2,269	(1)	2,659
Allowance for obsolete and slow moving inventory deducted from inventories in the balance sheet(3)
2002	$2,101	$13,853	$1,743	(2)	$14,211
2001	560	2,336	795	(2)	2,101
Allowance for deferred tax assets not expected to be realized
2002	$—	$23,371	$—		$23,371
Allowance for employee loans
2002	$—	$6,021	$—		$6,021

(1)	Uncollectible accounts written off, net of recoveries.
(2)	Obsolete inventory written off at cost, net of value received.
(3)	Amounts for 2000 were not material.

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